     As filed with the Securities and Exchange Commission on July 13, 1999

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           the Securities Act of 1933
                                --------------
       ONEOK, Inc.                 Oklahoma                  73-1520922
  ONEOK Capital Trust I            Delaware              To be applied for
  ONEOK Capital Trust II           Delaware              To be applied for
   (Exact Name of Each         (State or Other             (IRS Employer
 Registrant as Specified       Jurisdiction of          Identification No.)
     in Its Charter)           Incorporation or
                                Organization)
       ONEOK, Inc.          ONEOK Capital Trust I      ONEOK Capital Trust II
  100 West Fifth Street     100 West Fifth Street      100 West Fifth Street
  Tulsa, Oklahoma 74103     Tulsa, Oklahoma 74103      Tulsa, Oklahoma 74103
      (918) 588-7000            (918) 588-7000             (918) 588-7000
 (Address, Including Zip   (Address, Including Zip    (Address, Including Zip
   Code, and Telephone       Code, and Telephone        Code, and Telephone
  Number, Including Area    Number, Including Area     Number, Including Area
      Code, of Each             Code, of Each              Code, of Each
  Registrant's Principal    Registrant's Principal     Registrant's Principal
    Executive Offices)        Executive Offices)         Executive Offices)
                                James C. Kneale
             Vice President, Treasurer and Chief Financial Officer
                                  ONEOK, Inc.
                             100 West Fifth Street
                             Tulsa, Oklahoma 74103
                                 (918) 588-7000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                    of Agent For Service of Each Registrant)
                                   Copies to:
           Donald A. Kihle                        Robert A. Yolles
            Gable & Gowals                   Jones, Day, Reavis & Pogue
        100 West Fifth Street                      77 West Wacker
        Tulsa, Oklahoma 74103                  Chicago, Illinois 60601
            (918) 585-8141                         (312) 782-3939
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
                                --------------
   If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             Title of each                 Proposed Maximum
          Class of Securities             Aggregate Offering       Amount of
            to be Registered                 Price (1)(2)      Registration Fee
-------------------------------------------------------------------------------
Preferred Trust Securities of ONEOK
 Capital Trust I and ONEOK Capital Trust
 II ("Preferred Securities") (3).......
Junior Subordinated Debentures of ONEOK,
 Inc. ("Junior Subordinated Debentures")
 (3)...................................      $300,000,000           $83,400
Guarantees of Preferred Trust Securities
 of ONEOK Capital Trust I and ONEOK
 Capital Trust II by ONEOK, Inc. (each,
 a "Preferred Securities Guarantee")
 (4)...................................
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                         (footnotes continued on following page)

 (continued from previous page)

(1) Such indeterminate amount of Preferred Securities and Junior Subordinated Debentures as may from time to time be issued at indeterminate prices. Junior Subordinated Debentures may be issued and sold to ONEOK Capital Trust I or ONEOK Capital Trust II, in which event such Junior Subordinated Debentures may later be distributed to the holders of Preferred Securities upon a dissolution of ONEOK Capital Trust I or ONEOK Capital Trust II and the distribution of the assets thereof.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) and exclusive of accrued interest and dividends, if any. Calculated using the maximum aggregate offering price of such indeterminate amount of Preferred Securities and Junior Subordinated Debentures that may be offered from time to time at an offering price below their face value.
(3) In no event will the aggregate initial public offering price of the securities issued under this Registration Statement exceed $300,000,000, exclusive of accrued distributions and interest, if any. Junior Subordinated Debentures may be issued and sold by ONEOK to ONEOK Capital Trust I or ONEOK Capital Trust II in an aggregate principal amount equal to the aggregate stated liquidation preference of any Preferred Securities and Common Securities to be issued and sold by ONEOK Capital Trust I or ONEOK Capital Trust II. Junior Subordinated Debentures may later be distributed for no additional consideration to the holders of the Preferred Securities upon a dissolution of ONEOK Capital Trust I or ONEOK Capital Trust II and the distribution of the assets thereof.
(4) Includes the rights of holders of the Preferred Securities of ONEOK Capital Trust I or ONEOK Capital Trust II under the applicable Preferred Securities Guarantee and back-up undertakings, consisting of obligations by ONEOK, Inc. to provide certain indemnities in respect of, and pay and be responsible for certain expenses, costs, liabilities and debts of, as applicable, ONEOK Capital Trust I or ONEOK Capital Trust II and such other obligations of ONEOK as are set forth in the Amended and Restated Trust Agreement, the Junior Subordinated Indenture, Supplemental Indentures thereto and the Agreements as to Expenses and Liabilities, in each case as further described in the Registration Statement. No separate consideration will be received for any Preferred Securities Guarantee or any back-up undertaking.

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                                --------------
                                --------------
                                EXPLANATORY NOTE

   This Registration Statement includes a prospectus supplement that relates to the proposed offering of Preferred Securities as described therein currently planned to commence as soon as practicable after the effective date of the Registration Statement.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus supplement is not complete and +
+may be changed. We may not sell these securities until the registration       +
+statement filed with the Securities and Exchange Commission is effective.     +
+This preliminary prospectus supplement is not an offer to sell these          +
+securities and it is not soliciting an offer to buy these securities in any   +
+state where the offer or sale is not permitted.                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED JULY 13, 1999

Prospectus Supplement
(To Prospectus Dated      , 1999)

                              Preferred Securities

                             ONEOK Capital Trust I

                            % Preferred Trust Securities
                (Liquidation Amount $25 per Preferred Security)
                    Fully and Unconditionally Guaranteed by
                                  ONEOK, Inc.

                                  -----------

  ONEOK Capital Trust I is offering its preferred securities that represent preferred ownership interests in the assets of ONEOK Capital Trust I. Holders of the preferred securities will be entitled to receive cash distributions at
an annual rate of     %. The sole asset of ONEOK Capital Trust I will be junior
subordinated debentures of ONEOK, Inc. that have the same payment terms as the preferred securities.

  We urge you to carefully read the "Risk Factors" section beginning on page S-9, where we describe specific risks associated with the preferred securities, along with this prospectus supplement and the accompanying prospectus, before you make your investment decision.

  We plan to list the preferred securities on the New York Stock Exchange under
the trading symbol        . We expect that the preferred securities will begin
trading on the New York Stock Exchange within 30 days after they are first issued.

  Purchasers will be required to pay accrued distributions on the preferred
securities from           , 1999, if settlement occurs after that date.
Underwriting commissions of $     per preferred security will be paid by ONEOK,
Inc.

                                                     Per Preferred
                                                       Security     Total
   Public Offering Price............................    $25.00     $
   Proceeds to ONEOK Capital Trust I................    $25.00     $

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                            PaineWebber Incorporated

                                  -----------

           The date of this prospectus supplement is           , 1999.

                               TABLE OF CONTENTS

                                       Page
                                       ----
         Prospectus Supplement

Forward-Looking Statements...........   S-2
Summary Information..................   S-4
Risk Factors.........................   S-9
ONEOK................................  S-13
ONEOK Capital Trust I................  S-13
Accounting Treatment of ONEOK Capital
 Trust I.............................  S-14
Selected Consolidated Financial
 Information of ONEOK................  S-14
Use of Proceeds......................  S-15
Description of the Preferred
 Securities..........................  S-16
Description of the Junior
 Subordinated Debentures.............  S-26
Relationship among the Preferred
 Securities, the Junior Subordinated
 Debentures and the Preferred
 Securities Guarantee................  S-28
Taxation.............................  S-30
Underwriting.........................  S-34
Legal Matters........................  S-35
Experts..............................  S-36

                                                  Page
                                                  ----
                  Prospectus
Where You Can Find More Information..............    2
Documents Incorporated by Reference..............    2
ONEOK............................................    3
The ONEOK Trusts.................................    3
Use of Proceeds..................................    4
Ratio of Earnings to Fixed Charges...............    4
Accounting Treatment of the ONEOK Trusts.........    5
Description of the Preferred Securities..........    5
Description of the Junior Subordinated
 Debentures......................................    6
Description of the Preferred Securities
 Guarantees......................................   12
Relationship among the Preferred Securities, the
Junior Subordinated Debentures and the Preferred
 Securities Guarantees...........................   15
ERISA Matters....................................   16
Plan of Distribution.............................   17
Legal Matters....................................   18
Experts..........................................   18

                               ----------------

   You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate only as of the date on the front of the document containing the information.

   The following information concerning ONEOK, Inc., ONEOK Capital Trust I, the preferred securities, the junior subordinated debentures and the preferred securities guarantee supplements, and should be read in conjunction with, the information contained in the accompanying prospectus. Capitalized terms used in this prospectus supplement have the same meanings as in the accompanying prospectus.

                               ----------------

                           FORWARD-LOOKING STATEMENTS

   Some of the statements in this prospectus supplement and the prospectus concerning ONEOK's expectations or predictions of the future are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are intended to be covered by the safe harbor provision of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements are based on management's beliefs and assumptions based on information currently available. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the following:

  .  the effects of weather and other natural phenomena;

  . increased competition from other energy suppliers as well as alternative forms of energy;

  .  the capital intensive nature of ONEOK's business;

  . economic climate and growth in the geographic areas in which ONEOK does business;

  .  the uncertainty of gas and oil reserve estimates;

  . the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity, and crude oil;

  . the nature and projected profitability of potential projects and other investments available to ONEOK

  .  conditions of capital markets and equity markets;

  .  Year 2000 issues;

  . the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance, authorized rates, and deregulation or "unbundling" of natural gas business; and

  . the pending merger with Southwest Gas Corporation, and any regulatory delay or conditions imposed by regulatory bodies in connection with the Southwest Gas merger.

   Accordingly, while ONEOK believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in ONEOK documents, the words "anticipate," "expect," "projection," "goal" or similar words are intended to identify forward-looking statements. ONEOK does not have any intention or obligation to update forward-looking statements after any distribution of this prospectus supplement and the accompanying prospectus even if new information, future events or other circumstances have made them incorrect or misleading.

                              SUMMARY INFORMATION

   The following information supplements, and should be read together with, the information contained in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the preferred securities. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the preferred securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section beginning on Page S-9 of this prospectus supplement to determine whether an investment in the preferred securities is appropriate for you.

ONEOK

   ONEOK, Inc. is an Oklahoma corporation. ONEOK and its subsidiaries engage in several aspects of the energy business. ONEOK purchases, gathers, compresses, transports and stores natural gas for distribution to consumers. ONEOK transports gas for others and leases pipeline capacity to others for their use in transporting gas. ONEOK drills for and produces gas and oil, extracts and sells natural gas liquids and engages in the gas marketing business. In addition, ONEOK leases and operates a headquarters office building (leasing space it does not use to others) and owns and operates a related parking facility. As a regulated natural gas utility, ONEOK distributes natural gas to approximately 1.4 million customers in the states of Oklahoma and Kansas.

   ONEOK has agreed to acquire Southwest Gas by merger for cash of approximately $917 million. Southwest Gas is a regulated natural gas utility
that distributes natural gas to      customers in the states of Nevada, Arizona
and California.

   The principal executive offices of ONEOK are located at 100 West Fifth Street, Tulsa, Oklahoma 74103, and its telephone number is (918) 588-7000.

ONEOK Capital Trust I

   ONEOK Capital Trust I is a Delaware business trust. Its principal office and place of business are located at 100 West Fifth Street, Tulsa, Oklahoma 74103, and its telephone number is (918) 588-7000.

   ONEOK Capital Trust I will sell its preferred securities to the public and its common securities to ONEOK. Together, the preferred securities and the common securities are referred to as the trust securities. ONEOK Capital Trust
I will use the proceeds from these sales to purchase ONEOK's     % Junior
Subordinated Debentures due           ,     . The junior subordinated
debentures will have the same financial terms as the preferred securities. ONEOK will guarantee payments made on the preferred securities as described in this prospectus supplement.

   Under the trust agreement establishing ONEOK Capital Trust I, will act as property trustee, a direct or indirect wholly owned
subsidiary of ONEOK will act as administrative trustee and             will be
the Delaware trustee of ONEOK Capital Trust I.            will act as indenture
trustee under the indenture pursuant to which the junior subordinated debentures will be issued and will act as guarantee trustee under the preferred securities guarantee of ONEOK. The property trustee, administrative trustee and Delaware trustee are sometimes referred to as the securities trustees.

ONEOK Capital Trust I is offering its preferred securities to you.

   Each preferred security represents an undivided beneficial interest in the assets of ONEOK Capital Trust I. The junior subordinated debentures will be the sole asset of ONEOK Capital Trust I. Each preferred security will entitle the holder to receive quarterly cash distributions as described in this prospectus supplement. ONEOK Capital Trust I is offering preferred securities at a price
of $        for each $25 liquidation amount of preferred securities.

You will be entitled to receive quarterly distributions on your preferred securities.

   You are entitled to receive cumulative cash distributions on your preferred
securities at an annual rate of     % of the liquidation amount of $25 per
preferred securities. The liquidation amount is the amount that you are entitled to receive if ONEOK Capital Trust I is terminated and its assets are liquidated and distributed to the holders of the trust securities. Distributions will accumulate from the date ONEOK Capital Trust I issues the
preferred securities and will be paid quarterly in arrears on      ,      ,
      and       of each year beginning      , 1999.

ONEOK will have the right to defer quarterly distributions on your preferred securities.

   So long as no event of default under the junior subordinated indenture has occurred and is continuing, ONEOK can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures, which is
      ,     . Once ONEOK makes all deferred interest payments on the junior subordinated debentures, with accrued interest, it can again defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods.

   If ONEOK defers interest payments on the junior subordinated debentures, ONEOK Capital Trust I will also defer distributions on the preferred securities. During any deferral period, distributions will continue to accrue
on the preferred securities at an annual rate of     % of the liquidation
amount. Also, the deferred distributions will themselves accrue interest at an
annual rate of     %, to the extent permitted by law.

   During any period in which ONEOK defers interest payments on the junior subordinated debentures, ONEOK, with limited exceptions, will be not permitted to:

  . pay a dividend or make any distributions on its capital stock or redeem, purchase, acquire or make a liquidation payment on any of its capital stock; or

  . make an interest, principal or premium payment on, or repurchase or redeem, any of its debt securities that rank equally with or junior to the junior subordinated debentures, or make any guarantee payments on any guarantee by it of debt securities of any of its subsidiaries if the guarantee is equal to or junior in right of payment to the junior subordinated debentures.

You will have the following tax consequences if ONEOK Capital Trust I defers quarterly distributions.

   If ONEOK defers payments of interest on the junior subordinated debentures, the junior subordinated debentures will, from the time of deferral, be treated as having been reissued with original issue discount for United States federal income tax purposes. This means that you will be required to accrue interest income and include the amounts of this income in your gross income for United States federal income tax purposes even though you will not have received any cash distributions relating to this interest income, and even though you may use the cash method of accounting. See "Taxation--Interest and Original Issue Discount."

Your preferred securities will have the following maturity and redemption provisions.

   ONEOK Capital Trust I must redeem all of the outstanding preferred securities and common securities when the junior subordinated debentures are
paid at maturity on       ,     . If ONEOK redeems any junior subordinated
debentures before their maturity, ONEOK Capital Trust I must use the cash it receives from the redemption to redeem, on a pro rata basis between the preferred securities and the common securities, the preferred securities and common securities having a combined liquidation amount equal to the principal amount of the junior subordinated debentures redeemed. The particular preferred securities to be redeemed will be selected by the property trustee on a basis that it deems to be fair and appropriate, including, without limitation, by lot.

   ONEOK can redeem some or all of the junior subordinated debentures before their maturity at 100% of their principal amount on one or more occasions any
time on or after       ,     . ONEOK also has the option to redeem the junior
subordinated debentures, in whole, but not in part, at any time if specific changes in tax or investment company law occur and other conditions are satisfied. These changes are described under "Description of the Preferred Securities--Special Event Redemption or Distribution."

   Upon any redemption, you will receive the redemption price, which is equal to the liquidation amount of $25 per preferred security plus any accrued and unpaid distributions to the date of redemption.

The junior subordinated debentures may be distributed to you.

   ONEOK has the right to terminate ONEOK Capital Trust I at any time. If ONEOK terminates ONEOK Capital Trust I, ONEOK Capital Trust I will liquidate by distributing the junior subordinated debentures to holders of the preferred securities and common securities on a pro rata basis. If the junior subordinated debentures are distributed, ONEOK will use its best efforts to list the junior subordinated debentures on the New York Stock Exchange or any other exchange on which the preferred securities are then listed. For a discussion of ONEOK's ability to distribute the junior subordinated debentures, see "Description of the Preferred Securities--Exchange of Junior Subordinated Debentures for Preferred Securities" and "--Liquidation Distribution Upon Dissolution."

ONEOK will fully and unconditionally guarantee the preferred securities.

   ONEOK will fully and unconditionally guarantee the preferred securities based on its obligations under:

  . the junior subordinated indenture to make payments on the junior subordinated debentures;

  . the preferred securities guarantee, which guarantees the obligation of ONEOK Capital Trust I to pay distributions on the preferred securities, but only to the extent ONEOK Capital Trust I has funds legally and immediately available to make those distributions; and

  . the trust agreement of ONEOK Capital Trust I and the agreement as to expenses and liabilities between ONEOK and ONEOK Capital Trust I.

    ONEOK's obligations under the preferred securities guarantee are:

  .  subordinate and junior in right of payment to its other liabilities;

  .  equal in rank to ONEOK's most senior preferred stock; and

  .  senior to its common stock.

You have the following rights upon liquidation of ONEOK Capital Trust I.

   In the event of the voluntary or involuntary liquidation, dissolution, winding up or termination of ONEOK Capital Trust I, the holders of the preferred securities will be entitled to receive an amount equal to the liquidation amount of their preferred securities, plus accrued and unpaid distributions on the preferred securities, including any interest on the unpaid distributions, to the date of payment. If, however, junior subordinated debentures are distributed to the holders of the preferred securities upon liquidation, dissolution, winding up or termination, the liquidation amount will not be paid. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution."

You have limited voting rights as a preferred security holder.

   Holders of preferred securities have limited voting rights and will not be able to appoint, remove or replace any of the trustees, or to increase or decrease the number of trustees. In general, only ONEOK has these rights. See "Description of the Preferred Securities--Voting Rights."

Your preferred securities will not be represented by certificates.

   The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your preferred securities and that your broker will maintain your position in the preferred securities. ONEOK expects that the preferred securities will be ready for delivery through The Depository Trust Company on
or about       , 1999.

We expect that the preferred securities will be listed on the New York Stock Exchange.

   Application will be made to list the preferred securities on the New York Stock Exchange. If approved, trading of the preferred securities is expected to begin within 30 days after they are first issued.

The proceeds of this offering will be used by ONEOK Capital Trust I and ONEOK as follows.

   The proceeds of the sale of the preferred securities will be invested by ONEOK Capital Trust I in junior subordinated debentures of ONEOK. The proceeds from the issuance of the junior subordinated debentures will be used by ONEOK to refinance short-term indebtedness incurred to finance the acquisition of the Oklahoma assets of Koch Midstream Enterprises on May 1, 1999 and to refinance other short-term indebtedness incurred for general corporate purposes.

   The following table shows the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements for ONEOK for the periods indicated.

                          Nine Months Ended
                               May 31,            For the Years Ended August 31,
                         -------------------- ---------------------------------------
                         Southwest            Southwest
                            Gas                  Gas
                          Merger               Merger
                         Pro Forma Historical Pro Forma          Historical
                         --------- ---------- --------- -----------------------------
                           1999       1999      1998    1998  1997  1996  1995  1994
                         --------- ---------- --------- ----- ----- ----- ----- -----
Ratio of earnings to
 fixed charges..........   2.37x     5.44x      1.89x   5.50x 3.51x 3.28x 2.70x 2.52x
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividend requirements..   1.78x     2.47x      1.50x   2.52x 3.48x 3.24x 2.67x 2.49x

   Merger pro forma information gives effect to the proposed merger transaction with Southwest Gas and is presented as if the proposed merger transaction had occurred as of the beginning of the applicable period.

   For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the representative interest portion of operating leases, preferred securities distributions of a subsidiary and the amortization of debt issue costs.

   For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the amortization of debt issue costs, the representative interest portion of operating leases and preferred securities distributions of a subsidiary. "Preferred stock dividend requirements" consists of the pre-tax preferred stock dividend requirement.

                                  RISK FACTORS

   You should carefully read the following risk factors and the other sections of this prospectus supplement and the accompanying prospectus before purchasing any preferred securities.

   If ONEOK does not make payments on the junior subordinated debentures, ONEOK Capital Trust I will be unable to make payments on the preferred securities and the preferred securities guarantee will not apply.

   The ability of ONEOK Capital Trust I to pay timely distributions on the preferred securities, the redemption price of the preferred securities and the liquidation amount of $25 per preferred security is solely dependent upon the ability of ONEOK to make related payments on the junior subordinated debentures when due. If ONEOK defaults on its obligation to pay principal of or interest on the junior subordinated debentures, ONEOK Capital Trust I will not have sufficient funds to pay distributions, the redemption price or the liquidation amount. In that case, you will not be able to rely upon the preferred securities guarantee for payment of these amounts because the preferred securities guarantee only applies if ONEOK makes a payment of principal or interest on the junior subordinated debentures.

   Instead, you:

  . may directly sue ONEOK or seek other remedies to collect your share of payments owed; or

  . may rely on the indenture trustee to enforce ONEOK Capital Trust I's rights under the junior subordinated indenture, as a holder of the junior subordinated debentures.

   ONEOK's obligations under the preferred securities guarantee and the junior subordinated debentures are subordinate to other ONEOK obligations.

   ONEOK's obligations under the preferred securities guarantee are unsecured and will rank in priority of payment:

  . subordinate and junior to all of ONEOK's other indebtedness, liabilities and obligations, including the junior subordinated debentures;

  .  equal to ONEOK's most senior preferred stock; and

  .  senior to ONEOK's common stock.

   This means that ONEOK cannot make any payments on the preferred securities guarantee if it defaults on a payment of any of its other liabilities. In addition, in the event of the bankruptcy, liquidation or dissolution of ONEOK, its assets would be available to pay its obligations under the preferred securities guarantee only after ONEOK made all payments on its other senior indebtedness.

   ONEOK's obligations under the junior subordinated debentures are unsecured and will rank junior in priority of payment to ONEOK's senior indebtedness. This means that ONEOK cannot make payments on the junior subordinated debentures if it defaults on a payment of senior indebtedness and does not cure that default within the applicable grace period or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full. At May 31, 1999, the aggregate amount of ONEOK's senior indebtedness was approximately $938 million. ONEOK's obligations under the junior subordinated debentures will also be effectively subordinated to all existing and future liabilities and obligations of ONEOK's subsidiaries.

   The preferred securities, the junior subordinated debentures and the preferred securities guarantee do not limit the ability of ONEOK or any of its subsidiaries to incur additional indebtedness, liabilities and obligations, including indebtedness, liabilities and obligations that rank senior to the junior subordinated debentures and the preferred securities guarantee.

   For more information on ONEOK's obligations under the preferred securities guarantee and the junior subordinated debentures, see "Description of the Preferred Securities Guarantees" and "Description of the Junior Subordinated Debentures" in the accompanying prospectus.

   You may not be able to directly enforce rights against ONEOK if an event of default occurs.

   You may have to rely on the property trustee under the trust agreement of ONEOK Capital Trust I to enforce your rights if an event of default under the junior subordinated indenture occurs.

   If an event of default under the junior subordinated indenture occurs and is continuing, that will also be an event of default under the preferred securities. In that case, the holders of the preferred securities would have to rely on the enforcement against ONEOK by the property trustee of its rights as holder of the junior subordinated debentures. The holders of at least 25% in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. However, if the property trustee does not enforce its rights any record holder would then, to the extent permitted by applicable law, have to take action directly against ONEOK to enforce the property trustee's rights. In addition, if an event of default under the preferred securities occurs that is attributable to ONEOK's failure to pay interest or principal on the junior subordinated debentures, a record holder of the preferred securities may proceed directly against ONEOK. The holders of preferred securities will not be able to exercise directly any other remedies available to the holders of the junior subordinated debentures unless the property trustee fails to do so. See "Description of the Preferred Securities--Events of Default" in this prospectus supplement and "Description of the Junior Subordinated Debentures--Events of Default" in the accompanying prospectus for more information on your rights if an event of default occurs.

   Distributions on the preferred securities may be deferred. You may be required to include interest in your taxable income before you receive cash.

   ONEOK has the right, in its sole discretion, to defer payments of interest on the junior subordinated debentures by extending the interest payment period from time to time on the junior subordinated debentures. Quarterly distributions to the holders will also be deferred during any interest deferral period. See "Description of the Preferred Securities--Distributions." Thus, it is possible that you will not receive cash distributions for one or more periods of up to 20 quarterly periods. If this occurs, during any deferral period, you will still be required to include accrued interest in your income for United States federal income tax purposes in the form of original issue discount on the junior subordinated debentures held by ONEOK Capital Trust I before you actually receive the cash distributions, even if you use the cash method of accounting. You will also not receive the cash distribution related to any accrued and unpaid interest from ONEOK Capital Trust I if you sell your preferred securities before the end of any deferral period. While ONEOK will take the position that original issue discount will not arise before any first deferral period, it is possible that all income on the junior subordinated debentures would be required to be accounted for as original issue discount. Under those circumstances, stated interest would not separately be reported as taxable income. See "Taxation" in this prospectus supplement for more information regarding the tax consequences of the preferred securities.

   The price of the preferred securities may be impacted by the deferral of interest payments on the junior subordinated debentures or the existence of the right to defer.

   ONEOK has no current intention of deferring interest payments on the junior subordinated debentures. However, if ONEOK exercises its right in the future, the preferred securities may trade at a price that does not fully reflect the value of the accrued but unpaid interest on the junior subordinated debentures. If you sell your preferred securities during a deferral period, you may not receive the same return on investment as someone else who continues to hold preferred securities. In addition, the existence of ONEOK's right to defer payments of interest on the junior subordinated debentures may mean that the market price for the preferred securities, which represent an undivided beneficial interest in the junior subordinated debentures, may be more volatile than other securities that do not have these rights. See "Taxation" in this prospectus supplement for more information regarding the tax consequences of the preferred securities.

   Possible tax law changes could result in redemption of the preferred securities.

   Enactment of tax proposals may allow ONEOK to exercise its right to redeem the junior subordinated debentures, which would result in a mandatory redemption of the preferred securities at the liquidation amount. From time to time, the Clinton Administration has proposed tax law changes that would generally deny interest deductions to a corporate issuer of debt securities if the debt instrument has a term exceeding 15 years and if the debt instrument is not reflected as indebtedness on the issuer's consolidated balance sheet. Other proposed tax law changes would deny interest deductions if the debt instrument had a term exceeding 20 years. No similar proposal was made in the Clinton Administration's budget proposal released on February 1, 1999. Although it is impossible to predict future proposals, prior proposals, if enacted into law, would not have applied to securities with characteristics similar to the junior subordinated debentures which were already issued and outstanding at the time the legislation was proposed. However, if a future proposal of this sort were to become effective in a form applicable to already issued and outstanding securities, ONEOK could be precluded from deducting interest on the junior subordinated debentures. Enactment of any such proposal might in turn allow ONEOK to exercise its right to redeem the junior subordinated debentures, which would result in a mandatory redemption of the preferred securities as described under "Description of the Preferred Securities--Redemption" and "--Special Event Redemption Distribution."

   The preferred securities may be redeemed at any time if adverse changes in tax or investment company law occur.

   If adverse changes in tax or investment company law occur and are continuing, and other conditions are satisfied, ONEOK has the right to redeem the junior subordinated debentures, in whole, but not in part, at any time. Any such redemption would cause a mandatory redemption of all preferred securities and common securities at a redemption price equal to their stated liquidation amount of $25, plus any accrued and unpaid distributions. See "Description of the Preferred Securities--Special Event Redemption or Distribution."

   The junior subordinated debentures, and therefore the preferred securities, may be redeemed at the option of ONEOK.

   At the option of ONEOK, the junior subordinated debentures may be redeemed,
in whole, at any time, or in part, from time to time, on or after         ,
    , at a redemption price equal to the principal amount to be redeemed plus any accrued and unpaid distributions, including interest to the date of redemption. See "Description of the Junior Subordinated Debentures--Optional Redemption." You should assume that ONEOK will exercise its redemption option if ONEOK is able to refinance at a lower interest rate or it is otherwise in the interest of ONEOK to redeem the junior subordinated debentures. If the junior subordinated debentures are redeemed, ONEOK Capital Trust I must redeem, on a pro rata basis, the preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debentures to be redeemed. See "Description of the Preferred Securities--Redemption."

   ONEOK may terminate ONEOK Capital Trust I at any time.

   ONEOK has the right to terminate ONEOK Capital Trust I at any time. If ONEOK decides to exercise its right to terminate the trust, ONEOK Capital Trust I will liquidate by distributing the junior subordinated debentures to holders of the preferred securities and the common securities on a pro rata basis.

   ONEOK has no current intention of causing the termination of ONEOK Capital Trust I and distributing the junior subordinated debentures. ONEOK anticipates that it would consider exercising this right in the event that expenses associated with maintaining ONEOK Capital Trust I were substantially greater than currently expected such as if specific changes in tax law or investment company law occurred. See "Description of the Preferred Securities--Special Event Redemption or Distribution." ONEOK cannot predict the other circumstances under which this right would be exercised.

   Although ONEOK intends to use its best efforts to list the junior subordinated debentures on the New York Stock Exchange, or any other exchange on which the preferred securities are then listed, if they are distributed, we cannot assure you that the junior subordinated debentures will be approved for listing or that a trading market will exist for those securities.

   There can be no assurance as to the market prices for the preferred securities or the junior subordinated debentures.

   There can be no assurance as to the market prices for the preferred securities or the junior subordinated debentures that may be distributed in exchange for preferred securities upon a termination of ONEOK Capital Trust I. Accordingly, the preferred securities that an investor may purchase, whether pursuant to the offer made by this prospectus supplement or in the secondary market, or the junior subordinated debentures that a holder of preferred securities may receive upon a termination of ONEOK Capital Trust I, may trade at a discount to the price that the investor paid to purchase the preferred securities offered by this prospectus supplement. As a result of ONEOK's right to defer interest payments on the junior subordinated debentures, the market price of the preferred securities, which represent undivided beneficial ownership interests in ONEOK Capital Trust I, the assets of which consist of the junior subordinated debentures, may be more volatile than the market prices of other securities that are not subject to such optional deferrals.

   You should consider an investment in preferred securities to be a possible investment in the junior subordinated debentures.

   Because you may receive junior subordinated debentures upon termination of ONEOK Capital Trust I, you must also make an investment decision with regard to the junior subordinated debentures. You should carefully review all the information regarding the junior subordinated debentures contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Under "Taxation--Distribution of Junior Subordinated Debentures to Holders of Preferred Securities" we discuss applicable United States federal income tax consequences of a distribution of junior subordinated debentures.

   Voting rights of preferred security holders are very limited.

   Holders of preferred securities have limited voting rights and will not be able to appoint, remove or replace any of the trustees, or to increase or decrease the number of trustees. In general, only ONEOK has these rights. See "Description of the Preferred Securities--Voting Rights" in this prospectus supplement for more information on your limited voting rights.

   The following information concerning ONEOK, ONEOK Capital Trust I, the preferred securities, the junior subordinated debentures and the preferred securities guarantee is in addition to, and should be read in conjunction with, the information contained in the accompanying prospectus. Capitalized terms in this prospectus supplement have the same meanings as in the accompanying prospectus.

                                     ONEOK

   ONEOK and its subsidiaries engage in several aspects of the energy business. ONEOK purchases, gathers, compresses, transports and stores natural gas for distribution to consumers. ONEOK transports gas for others and leases pipeline capacity to others for use in transporting gas. ONEOK drills for and produces gas and oil, extracts and sells natural gas liquids, and engages in the gas marketing business. In addition, ONEOK leases and operates a headquarters office building (leasing space it does not use to others) and owns and operates a related parking facility. As a regulated natural gas utility, ONEOK distributes natural gas to approximately 1.4 million customers in the states of Oklahoma and Kansas.

   ONEOK has agreed to acquire Southwest Gas by merger for cash of approximately $917 million. ONEOK will be the survivor of the proposed merger transaction. Southwest Gas is a regulated natural gas utility that distributes
natural gas to      customers in the states of Nevada, Arizona and California.
The proposed merger is subject to customary conditions, including approval by the shareholders of Southwest Gas and the receipt of governmental and other authorizations, and is expected to close later in 1999. ONEOK has received the requisite approvals from the Public Service Commission of Nevada and expects to receive the requisite approvals from the States of Arizona and California by the end of the third quarter of 1999. It is possible that regulatory approvals that are obtained will contain conditions or limitations that will adversely affect the results of operations of the combined company. Unaudited pro forma combined condensed financial data giving effect to the proposed merger are included in ONEOK's current report on Form 8-K dated July 12, 1999, which is incorporated herein by reference.

   ONEOK's principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103, and its telephone number is (918) 588-7000.

   For purposes of the foregoing description, all references to ONEOK refer collectively to ONEOK, Inc. and its operating subsidiaries, unless the context otherwise requires.

                             ONEOK CAPITAL TRUST I

   ONEOK Capital Trust I is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Secretary of State of the State of Delaware on July 12, 1999. ONEOK Capital Trust I's business is defined in a trust agreement, executed by ONEOK, as depositor,
           , as the Delaware trustee, and            , as the property trustee
thereunder. This trust agreement will be amended and restated in its entirety on the date that ONEOK Capital Trust I issues the preferred securities. References to the trust agreement in this prospectus supplement are to the amended and restated trust agreement. The trust agreement has been qualified under the Trust Indenture Act of 1939. ONEOK Capital Trust I exists for the exclusive purposes of (1) issuing the preferred securities and the common securities (collectively referred to in this prospectus supplement as the trust securities) representing undivided, beneficial interests in the assets of ONEOK Capital Trust I, (2) investing the gross proceeds of the trust securities in ONEOK's junior subordinated debentures and (3) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. ONEOK
Capital Trust I has a term of approximately    years, but may terminate earlier
as provided in the trust agreement.

   Upon issuance of the preferred securities, the purchasers thereof will own all of the preferred securities. ONEOK will acquire all of the common securities, which will have an aggregate liquidation amount equal to approximately 3% of the total capital of ONEOK Capital Trust I. The common securities will rank equally, and payments will be made thereon pro rata, with the preferred securities, except that upon the occurrence and continuance of an event of default under the junior subordinated indenture, the rights of the holders of common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities.

   ONEOK Capital Trust I's business and affairs will be conducted by the property trustee, the administrative trustee and the Delaware trustee (collectively referred to in this prospectus supplement as the securities trustees), which will be appointed by ONEOK, as the holder of the common securities. A direct or indirect wholly owned subsidiary of ONEOK initially
will serve as administrative trustee.            will serve as property trustee
and will hold legal title to the junior subordinated debentures issued by ONEOK on behalf of ONEOK Capital Trust I and the holders of the trust securities.
           will serve as Delaware trustee. In specific circumstances, the holders of a majority in liquidation amount of the preferred securities will be entitled to appoint a substitute property trustee. See "Description of the Preferred Securities--Voting Rights."

   The property trustee will hold legal title to the junior subordinated debentures for the benefit of ONEOK Capital Trust I and the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the junior subordinated indenture as the holder of the junior subordinated debentures. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities. Subject to the right of the holders of the preferred securities to appoint a substitute property trustee in specific instances, ONEOK, as the holder of all the common securities, will have the right to appoint, remove or replace all the securities trustees.

   The junior subordinated debentures will constitute substantially all of the assets of ONEOK Capital Trust I. Other assets that may constitute "Trust Property" (as that term is defined in the trust agreement) include any cash on deposit in, or owing to, the payment account as established under the trust agreement, as well as any other property or assets held by the property trustee pursuant to the trust agreement. In addition, ONEOK Capital Trust I may, from time to time, receive cash pursuant to the agreement as to expenses and liabilities between ONEOK and ONEOK Capital Trust I. Under the agreement as to expenses and liabilities, ONEOK will guarantee the payment of any costs, expenses or liabilities of ONEOK Capital Trust I, other than obligations on the preferred securities.

   The rights of the holders of the preferred securities, including economic rights, rights to information and voting rights, are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. See "Description of the Preferred Securities."

   ONEOK Capital Trust I's office and principal place of business are located at 100 West Fifth Street, Tulsa, Oklahoma 74103, and its telephone number is
(918) 588-7000.

                 ACCOUNTING TREATMENT OF ONEOK CAPITAL TRUST I

   For financial reporting purposes, ONEOK Capital Trust I will be treated as a subsidiary of ONEOK and, accordingly, its accounts will be included in the consolidated financial statements of ONEOK. The preferred securities will be presented as a separate line item in the consolidated balance sheet of ONEOK, and appropriate disclosures concerning the preferred securities, the preferred securities guarantee and the junior subordinated debentures will be included in the notes to the consolidated financial statements. For financial reporting purposes, ONEOK will record distributions payable on the preferred securities as an expense.

              SELECTED CONSOLIDATED FINANCIAL INFORMATION OF ONEOK

   The following selected consolidated financial information is qualified by reference to, and should be read in conjunction with, ONEOK's consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in ONEOK's Annual

Report on Form 10-K for the fiscal year ended August 31, 1998, which is incorporated by reference in the accompanying prospectus. The selected consolidated statement of income data for the years ended August 31, 1996, 1997 and 1998 and the selected consolidated statement of financial condition data as of August 31, 1997 and 1998 are derived from ONEOK's audited consolidated financial statements, which are incorporated by reference in the accompanying prospectus. The selected unaudited financial information as of and for the nine months ended May 31, 1998 and 1999 should be read in conjunction with ONEOK's audited consolidated financial statements, accompanying notes and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" contained in the Form 10-K referred to above and ONEOK's unaudited consolidated financial statements and accompanying notes contained in ONEOK's Quarterly Report on Form 10-Q for the quarter ended May 31, 1999, which is also incorporated by reference in the accompanying prospectus. Such unaudited information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, which ONEOK considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results for the nine months ended May 31, 1999 are not necessarily indicative of the results that may be expected for the entire year ending August 31, 1999. The selected consolidated statement of financial condition data as of August 31, 1994, 1995, 1996 and the selected consolidated statement of income data for the years ended August 31, 1994 and 1995 are derived from audited consolidated financial statements of ONEOK that are not included or incorporated by reference in the accompanying prospectus.

                          Nine Months Ended
                               May 31,                   Years Ended August 31,
                          ------------------  ------------------------------------------------
                            1999      1998      1998      1997      1996      1995      1994
                          --------  --------  --------  --------  --------  --------  --------
                                   (dollars in millions, except per share data)
Operating revenues......  $1,385.7  $1,465.6  $1,820.8  $1,161.9  $1,218.8  $  954.2  $  784.1
Operating income........     200.3     195.1     188.9     128.1     115.5     105.5      92.0
Net income..............     104.0     113.3     101.8      59.3      52.8      42.8      36.2
Total assets (period
 end)...................   2,935.2   2,442.5   2,422.5   1,237.4   1,219.9   1,181.2   1,148.1
Long-term debt (period
 end)...................     541.4     329.3     329.3     347.1     351.9     363.9     376.9
Diluted earnings per
 common share...........      2.01      2.59      2.23      2.13      1.93      1.58      1.34
Dividends per common
 share..................       .93       .90      1.20      1.20      1.18      1.12      1.11
Percent of payout.......      46.3%     34.7%     53.8%     56.2%     61.1%     70.9%     82.8%
Common equity per share
 (period end)...........  $  20.52  $  19.92  $  19.01  $  16.47  $  15.21  $  14.38  $  13.88
Return on common equity.     11.72%    15.18%    12.46%    12.75%    12.64%    10.90%     9.65%

   The following table sets forth ONEOK's capitalization as of May 31, 1999 and its capitalization, as adjusted to reflect the issuance of the preferred securities and the use of proceeds to as set forth under "Use of Proceeds," net of underwriting commissions and other issuance expenses. The following data is qualified in its entirety by reference to, and should be read together with, the detailed information and financial statements appearing in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                              May 31, 1999
                                                          ---------------------
                                                                         As
                                                            Actual    Adjusted
                                                          ---------- ----------
                                                               (dollars in
                                                               thousands)
Long-term debt (excluding current portion)..............  $  524,558 $
ONEOK obligated mandatorily redeemable preferred
 securities of ONEOK's subsidiary ONEOK Capital Trust I.           0
Convertible preferred stock.............................     569,070    569,070
Common shareholders' equity.............................     648,555    648,555
                                                          ---------- ----------
  Total capitalization..................................   1,742,183
                                                          ========== ==========
Short-term notes payable (including current portion of
 long-term debt)........................................  $  413,817 $
                                                          ========== ==========

                                USE OF PROCEEDS

   ONEOK Capital Trust I will invest all of the proceeds from the sale (which, assuming an initial offering price equal to the liquidation amount, are estimated to be approximately $ million) in junior subordinated debentures of ONEOK. The proceeds from the issuance of the junior subordinated debentures will be used by

ONEOK to refinance short-term indebtedness that was used to finance the acquisition of the Oklahoma assets of Koch Midstream Enterprises in May 1999 and to refinance other short-term indebtedness incurred for general corporate purposes. The weighted average annual interest rate of this short-term indebtedness was 5.24% as of May 31, 1999.

                    DESCRIPTION OF THE PREFERRED SECURITIES

   The preferred securities will be issued pursuant to the terms of the trust agreement. The trust agreement has been qualified as an indenture under the Trust Indenture Act. The property trustee will act as the indenture trustee for the trust agreement and the preferred securities guarantee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement, the Delaware Business Trust Act and those made part of the trust agreement by the Trust Indenture Act. The following summary of the principal terms and provisions of the preferred securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the trust agreement, as well as the Delaware Business Trust Act and the Trust Indenture Act. The form of the trust agreement is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

General

   The trust agreement authorizes the administrative trustee, on behalf of ONEOK Capital Trust I, to issue the trust securities, which will consist of the preferred securities and the common securities. The preferred securities will represent preferred undivided beneficial interests in the assets of ONEOK Capital Trust I. The common securities will represent common undivided beneficial interests in the assets of ONEOK Capital Trust I. All of the common securities will be owned by ONEOK. The common securities rank equally, and payments will be made thereon on a pro rata basis, with the preferred securities, except that upon the occurrence of an event of default under the junior subordinated indenture, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities.

   The trust agreement does not permit the issuance by ONEOK Capital Trust I of any securities other than the trust securities or the incurrence of any indebtedness by ONEOK Capital Trust I.

   The property trustee under the trust agreement will own and hold the junior subordinated debentures for the benefit of ONEOK Capital Trust I and the holders of the trust securities.

   The payment of distributions out of money held by ONEOK Capital Trust I, and payments upon redemption of the preferred securities or liquidation of ONEOK Capital Trust I, are guaranteed by ONEOK on a subordinated basis as described under "Description of the Preferred Securities Guarantees" in the accompanying prospectus. The preferred securities guarantee does not cover payment of distributions on the preferred securities when ONEOK Capital Trust I does not have legally and immediately available funds sufficient to make those distributions. In that event, the holders of preferred securities must rely upon the property trustee to enforce its rights under the junior subordinated debentures or, if an event of default under the junior subordinated indenture has occurred and is continuing and the indenture trustee fails or the holders of not less than 25% of the junior subordinated debentures fail to declare the principal of all of the junior subordinated debentures to be immediately due and payable, the holders of at least 25% in liquidation amount of the preferred securities then outstanding have the right by notice in writing to ONEOK and the indenture trustee to declare the principal of the junior subordinated debentures immediately due in a legal proceeding directly against ONEOK, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to the holders of principal of or interest on the junior subordinated debentures having a principal amount equal to the aggregate stated liquidation amount of the preferred securities of the requesting holders. In addition, if an event of default under the preferred securities occurs that is attributable to ONEOK's failure to pay interest or principal on the junior subordinated debentures, any record holder of preferred securities may proceed directly against ONEOK for the payment of principal or interest due to such holder.

   The above mechanisms and obligations, together with ONEOK's obligations under the agreement as to expenses and liabilities with ONEOK Capital Trust I, constitute a full and unconditional guarantee by ONEOK of payments due on the preferred securities.

Distributions

   Distributions on the preferred securities will be fixed at    % per year of
their liquidation amount and will accrue from the date of original issue of the preferred securities. Except in the event of an extension period (as described
below), distributions will be payable quarterly in arrears on         ,
  ,            and            in each year, commencing       , 1999. In the
event that any date on which distributions are to be made on the preferred securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of the delay). If, however, the business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day. A business day is any day other than a Saturday or Sunday, a day on which banks in The City of New York are authorized or obligated by law or executive order to remain closed or a day on which the principal corporate trust office of the property trustee or the indenture trustee is closed for business.

   Distributions payable on any distribution date will be payable to the holders of record on the record date for that distribution date, which is the business day immediately prior to the distribution date, or, if the preferred securities do not remain in book-entry only form, the fifteenth calendar day preceding the distribution date. Subject to any applicable laws and regulations and the provisions of the trust agreement, each distribution will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

   So long as no event of default has occurred and is continuing under the junior subordinated indenture, ONEOK has the right under the junior subordinated indenture to defer payments of interest on the junior subordinated debentures by extending the interest payment period from time to time on the junior subordinated debentures. This would defer quarterly distributions on the preferred securities during the extension period. Deferred installments of interest on the junior subordinated debentures, and deferred distributions on the preferred securities, will bear interest, compounded quarterly, at a rate per annum equal to the rate on the preferred securities, to the extent permitted by applicable law. If distributions on the preferred securities are deferred, the deferred distributions and accrued interest thereon shall be paid, if funds are legally available therefor, to holders of record of the preferred securities as they appear on the books and records of ONEOK Capital Trust I on the record date next following the termination of the extension period. See "Description of the Junior Subordinated Debentures--Interest" and "--Option to Extend Interest Payment Period."

   Distributions on the preferred securities due on a scheduled distribution date must be paid on that distribution date to the extent that ONEOK Capital Trust I has funds legally and immediately available for the payment of those distributions. ONEOK Capital Trust I's funds available for distribution to the holders of the preferred securities will be limited to payments received on the junior subordinated debentures. See "Description of the Junior Subordinated Debentures."

Redemption

   The preferred securities are subject to mandatory redemption upon repayment of the junior subordinated debentures at maturity or their earlier redemption.
The junior subordinated debentures will mature on       ,      and may be
redeemed, in whole at any time or in part from time to time, without premium,
at the option of ONEOK, at any time on or after         ,      or at any time
in whole, but not in part, upon the occurrence of a Special Event described below. Upon the repayment of the junior subordinated debentures, whether at maturity or upon redemption, the proceeds must be applied simultaneously to redeem a like amount of trust securities upon not less than 30 nor more than 60 days' notice, at a redemption price equal to their stated liquidation amount of $25 per trust security, plus accrued and unpaid distributions thereon to the date of payment. See "Description of the Junior Subordinated Debentures-- Optional Redemption."

   The preferred securities to be redeemed will be selected not more than 60 days prior to the redemption date by such method as the property trustee deems fair and appropriate, including, without limitation, by lot, and which may provide for the selection for redemption of portions (equal to $25 or integral multiples thereof) of the aggregate liquidation amount of preferred securities of a denomination larger than $25.

Special Event Redemption or Distribution

   Upon the occurrence of a Special Event, ONEOK will have the option to redeem at any time the junior subordinated debentures in whole. This would cause ONEOK Capital Trust I to redeem all of the preferred securities. A Special Event is either an Investment Company Act Event or a Tax Event.

   An Investment Company Act Event means that ONEOK Capital Trust I has received an opinion of counsel experienced in such matters, which may be counsel to ONEOK, to the effect that, as a result of a change in law or regulation or a written change in the interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority after the date of original issue of the preferred securities, there is more than an insubstantial risk that ONEOK Capital Trust I is or will be considered an "investment company" under the Investment Company Act of 1940.

   A Tax Event means that ONEOK Capital Trust I has received an opinion from counsel experienced in such matters, which may be counsel to ONEOK, to the effect that, as a result of (1) any amendment to, or change, including any announced prospective change, in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein, or (2) any official administrative pronouncement or judicial decision interpreting or applying those laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issue of the preferred securities, there is more than an insubstantial risk that

  . ONEOK Capital Trust I is, or within 90 days of the date of the opinion will be, subject to United States federal income tax on income received or accrued on the junior subordinated debentures;

  . interest payable by ONEOK on the junior subordinated debentures is not, or within 90 days of the date of such opinion will not be, deductible by ONEOK, in whole or in part, for United States federal income tax purposes; or

  . ONEOK Capital Trust I is, or within 90 days of the date of such opinion will be, subject to more than an insubstantial and immaterial amount of other taxes, duties or other governmental charges.

Exchange of Junior Subordinated Debentures for Preferred Securities

   ONEOK will have the right at any time to terminate ONEOK Capital Trust I and, after satisfaction of liabilities to creditors of ONEOK Capital Trust I, if any, cause the junior subordinated debentures to be distributed to the holders of the preferred securities in liquidation of ONEOK Capital Trust I. See "--Liquidation Distribution Upon Dissolution" below. This right is optional and wholly within the discretion of ONEOK. Circumstances in which ONEOK might decide to exercise this right could include but are not limited to the occurrence of a Special Event, adverse tax consequences to ONEOK or ONEOK Capital Trust I that are not within the definition of a Tax Event because they do not result from an amendment, change, pronouncement or decision relating to tax laws or regulations described in the definition of Tax Event, and changes in the accounting requirements applicable to the preferred securities as described under "Accounting Treatment of ONEOK Capital Trust I."

   If junior subordinated debentures are distributed to the holders of the preferred securities, ONEOK will use its best efforts to have the junior subordinated debentures listed on the New York Stock Exchange or on such other exchange as the preferred securities are then listed. After the date for any distribution of junior subordinated debentures upon termination of ONEOK Capital Trust I, the preferred securities and the preferred securities guarantee will no longer be deemed to be outstanding, certificates representing junior subordinated debentures having an aggregate principal amount equal to the aggregate liquidation amount of the trust securities will be issued to the holders of certificates representing trust securities upon surrender of such certificates for exchange, any certificates representing preferred securities not so surrendered for exchange will be deemed to represent junior subordinated debentures until such certificates are presented to ONEOK or its agent for transfer or reissuance and all rights of holders of trust securities will cease, except the right of the holders to receive junior subordinated debentures upon surrender of their trust securities certificates.

   There can be no assurance as to the market prices for the preferred securities or the junior subordinated debentures that may be distributed in exchange for the preferred securities if a termination and liquidation of ONEOK Capital Trust I were to occur. Accordingly, the preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on termination and liquidation of ONEOK Capital Trust I, may trade at a discount to the price that the investor paid to purchase the preferred securities offered hereby.

Redemption Procedures

   In the event that fewer than all of the trust securities are to be redeemed, the aggregate liquidation amount of the trust securities to be redeemed will be allocated 97% to the preferred securities and 3% to the common securities.

   Preferred securities redeemed on each redemption date will be redeemed at their redemption price which equals their stated liquidation amount of $25 per preferred security, plus accrued and unpaid distributions thereon to the date of payment. Funds for redemption of the preferred securities will come from the proceeds of the contemporaneous redemption or payment at maturity of junior subordinated debentures. The redemption price of preferred securities will be deemed payable on each redemption date only to the extent that ONEOK Capital Trust I has funds legally and immediately available for payment of the redemption price.

   If the property trustee gives a notice of redemption of preferred securities, then, by 2:00 P.M., New York City time, on the redemption date, subject to the immediately preceding paragraph, the property trustee will irrevocably deposit with the securities depositary, so long as the preferred securities are in book-entry only form, sufficient funds to pay the applicable redemption price and will give the securities depositary irrevocable instructions to pay the applicable redemption price. See "--Book-Entry Only Issuance--The Depository Trust Company" below. If the preferred securities are not in book-entry only form, the property trustee, subject to the immediately preceding paragraph, will irrevocably deposit with the paying agent under the trust agreement funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions to pay the redemption price to the holders of the preferred securities upon surrender of their preferred securities certificates. Any notice of redemption will be irrevocable. If notice of redemption has been given and funds deposited as required, then on the date of such deposit, all rights of holders of preferred securities called for redemption will cease, except the right of the holders to receive the applicable redemption price and any distribution payable on or prior to the redemption date. If any date fixed for redemption of preferred securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day which is a business day and without any interest or other payment because of the delay, except that, if the business day falls in the next calendar year, the payment will be made on the immediately preceding business day. In the event that payment of the redemption price is improperly withheld or refused and not paid either by ONEOK Capital Trust I or by ONEOK pursuant to the preferred securities guarantee, distributions on the preferred securities will continue to accrue at the then-applicable rate, from the redemption date originally established by ONEOK Capital Trust I for the preferred securities to the date the redemption price is actually paid. See "--Events of Default" below, "Relationship among the Preferred Securities, the Junior Subordinated Debentures and the Preferred Securities Guarantee" herein and "Description of the Preferred Securities Guarantees--Events of Default" in the accompanying prospectus.

   Subject to the foregoing and to applicable law, including, without limitation, United States federal securities laws, ONEOK or any of its affiliates may, at any time and from time to time, purchase outstanding preferred securities by tender, in the open market or by private agreement.

Book-Entry Only Issuance--The Depository Trust Company

   The Depository Trust Company will act as the initial securities depositary for the preferred securities. The preferred securities will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global preferred securities certificates will be issued, representing in the aggregate the total number of preferred securities, and will be deposited with DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

   Purchases of preferred securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each actual purchaser of preferred securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in preferred securities, except in the event that use of the book-entry system for the preferred securities is discontinued.

   DTC has no knowledge of the actual Beneficial Owners of the preferred securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such preferred securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices will be sent to DTC.

   Although voting with respect to the preferred securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the preferred securities. Under its usual procedures, DTC would mail an Omnibus Proxy to ONEOK Capital Trust I as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the preferred securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

   Distribution payments on the preferred securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of the Participants and not of DTC, ONEOK Capital Trust I, any trustee or ONEOK, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of ONEOK Capital Trust I, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

   Except as provided herein, a Beneficial Owner in a global preferred securities will not be entitled to receive physical delivery of preferred securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the preferred securities. The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred securities.

   DTC may discontinue providing its services as securities depositary of the preferred securities at any time by giving at least 90 days' prior written notice to ONEOK Capital Trust I. If this happens, and a successor securities depositary is not appointed, preferred securities certificates will be printed and delivered to the holders of record. Additionally, ONEOK may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary. In that event, certificates for the preferred securities will be printed and delivered to the holders of record.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that ONEOK and ONEOK Capital Trust I believe to be reliable, but ONEOK and ONEOK Capital Trust I take no responsibility for the accuracy of these sources. ONEOK Capital Trust I has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Liquidation Distribution Upon Dissolution

   Pursuant to the terms of the trust agreement, ONEOK Capital Trust I will
terminate on            ,      or earlier upon (1) the occurrence of a
Bankruptcy Event in respect of ONEOK, dissolution or liquidation of ONEOK or entry of an order for dissolution of ONEOK Capital Trust I by a court of competent jurisdiction; (2) the delivery of written direction to the property trustee by ONEOK, at any time (which direction is optional and wholly within the discretion of ONEOK) to terminate ONEOK Capital Trust I and distribute the junior subordinated debentures to the holders of the trust securities in liquidation of ONEOK Capital Trust I (see "--Exchange of Junior Subordinated Debentures for Preferred Securities" above); or (3) the payment at maturity or redemption of all of the junior subordinated debentures, and the consequent payment of the trust securities.

   If ONEOK Capital Trust I terminates on           ,      or an early
termination occurs as described in clause (1) or (2) above, ONEOK Capital Trust I will be liquidated, and the property trustee will distribute to each holder of trust securities a like amount of junior subordinated debentures, unless the distribution is determined by the property trustee not to be practical. In that event, the holders will be entitled to receive, out of the assets of ONEOK Capital Trust I available for distribution to holders after satisfaction of liabilities to creditors, a liquidation distribution equal to the aggregate of the liquidation amount of the trust securities, plus accumulated and unpaid distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because ONEOK Capital Trust I has insufficient assets available to pay in full the aggregate liquidation distribution, then subject to the following sentence, the amounts payable directly by ONEOK Capital Trust I on the trust securities will be paid on a pro rata basis. The holder of the common securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the preferred securities, except that if an event of default has occurred and is continuing under the junior subordinated indenture, the holders of preferred securities will have a priority over the holder of common securities.

Events of Default

   Any one of the following events constitutes an "Event of Default" under the trust agreement with respect to the trust securities:

  . the occurrence of an "Event of Default" as defined in the junior subordinated indenture (each, a "Junior Subordinated Indenture Event of Default") (see "Description of the Junior Subordinated Debentures-- Events of Default" in the accompanying prospectus); or

  . default by ONEOK Capital Trust I in the payment of any distribution when it becomes due and payable, and the continuation of that default for a period of 30 days; or

  . default by ONEOK Capital Trust I in the payment of any redemption price of any trust security when it becomes due and payable; or

  . default in the performance, or breach, in any material respect, of any covenant or warranty of the securities trustees under the trust agreement (other than a covenant or warranty a default in the performance of which or the breach of which is described in clause (2) or (3) above), and continuation of the default or breach for a period of 90 days after there has been given, by registered or certified mail, to the securities trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding preferred securities a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

  . the occurrence of events of bankruptcy or insolvency with respect to the property trustee and the failure by ONEOK to appoint a successor property trustee within 60 days.

   Within 90 days after the occurrence of any event of default under the trust agreement or the junior subordinated indenture actually known to the property trustee, the property trustee must transmit notice of the event of default to the holders of the trust securities, ONEOK and the administrative trustee, unless the event of default has been cured or waived.

   If a Junior Subordinated Indenture Event of Default occurs and is continuing and the indenture trustee fails or the holders of not less than 25% in principal amount of the outstanding junior subordinated debentures fail to declare the principal of all of the junior subordinated debentures to be immediately due and payable, the holders of at least 25% in liquidation amount of the preferred securities then outstanding will have the right by notice in writing to ONEOK and the indenture trustee to declare such principal immediately due and payable. Notwithstanding the foregoing, a holder of preferred securities may institute a legal proceeding directly against ONEOK, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to that holder of principal of or interest on the junior subordinated debentures having a principal amount equal to the aggregate stated liquidation amount of the preferred securities of that holder on or after the due dates specified in the junior subordinated debentures. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Preferred Securities Guarantee" herein and "Description of the Preferred Securities Guarantees-- Events of Default" in the accompanying prospectus.

   Unless a Junior Subordinated Indenture Event of Default shall have occurred and be continuing, the securities trustees may be removed at any time by act of the holder of the common securities, initially ONEOK. If a Junior Subordinated Indenture Event of Default has occurred and is continuing, any securities trustee may be removed at such time by act of the holders of a majority in liquidation amount of the preferred securities, delivered to the appropriate securities trustee, in its individual capacity and on behalf of ONEOK Capital Trust

I. No resignation or removal of any securities trustee and no appointment of a successor will be effective until the acceptance of appointment by the successor securities trustee in accordance with the requirements of the trust agreement.

   If a Junior Subordinated Indenture Event of Default has occurred and is continuing, the holders of preferred securities will have a priority over the holders of common securities upon dissolution of ONEOK Capital Trust I as described above. See "--Liquidation Distribution Upon Dissolution."

Voting Rights

   Except as provided below and under "Description of the Preferred Securities Guarantees--Amendments and Assignment" in the accompanying prospectus and as otherwise required by law and the trust agreement, the holders of the preferred securities will have no voting rights.

   If any proposed amendment to the trust agreement provides for, or the securities trustees otherwise propose to effect, (1) any action that would adversely affect in any material respect the powers, preferences or special rights of the preferred securities, whether by way of amendment to the trust agreement or otherwise, or (2) the dissolution, winding-up or termination of ONEOK Capital Trust I, other than in accordance with the terms of the trust agreement, then the holders of outstanding preferred securities will be entitled to vote as a class on the amendment or proposal, and the amendment or proposal will not be effective except with the approval of the holders of a majority in liquidation amount of the outstanding preferred securities.

   So long as any junior subordinated debentures are held by the property trustee, the securities trustees may not (1) direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the indenture trustee with respect to the junior subordinated debentures, (2) waive any past default which is waivable under the applicable provisions of the junior subordinated indenture,
(3) exercise any right to rescind or annul a declaration that the principal of all junior subordinated debentures shall be due and payable, or (4) consent to any amendment, modification or termination of the junior subordinated indenture or the junior subordinated debentures, where that consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of the outstanding preferred securities. Where, however, a consent under the junior subordinated indenture would require the consent of each holder of junior subordinated debentures affected thereby, no such consent may be given by the property trustee without the prior consent of each holder of preferred securities. The securities trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities, except pursuant to a subsequent vote of the holders. The property trustee must notify all holders of the preferred securities of any notice of default received from the indenture trustee. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the securities trustees must obtain an opinion of counsel experienced in those matters to the effect that ONEOK Capital Trust I will not be classified as other than a grantor trust for United States federal income tax purposes on account of that action.

   Any required approval of holders of preferred securities may be given at a separate meeting of holders of preferred securities convened for the purpose or pursuant to written consent.

   Notwithstanding that holders of preferred securities are entitled to vote or consent in any of the circumstances described above, any of the preferred securities that are owned by ONEOK, the securities trustees or any affiliate of ONEOK or any securities trustee, will, for purposes of a vote or consent, be treated as if they were not outstanding.

Amendment of the Trust Agreement

   The trust agreement may be amended from time to time by ONEOK and the securities trustees without the consent of the holders of the trust securities

  . to cure any ambiguity, to correct or supplement any inconsistent provision or to make any other provisions with respect to matters or questions arising under the trust agreement, which must not be inconsistent with the other provisions of the trust agreement, provided that the amendment does not adversely affect in any material respect the interests of any holder of trust securities, or

  . to modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that ONEOK Capital Trust I will not be classified as other than a grantor trust for United States federal income tax purposes or to ensure that ONEOK Capital Trust I will not be required to register as an "investment company" under the Investment Company Act.

   Except as provided in the following paragraph, other amendments to the trust agreement may be made

  . upon approval of the holders of a majority in aggregate liquidation amount of the trust securities then outstanding, and

  . upon receipt by the securities trustees of an opinion of counsel to the effect that the amendment will not affect ONEOK Capital Trust I's status as a grantor trust for United States federal income tax purposes or ONEOK Capital Trust I's exemption from the Investment Company Act.

   Notwithstanding the foregoing, without the consent of each affected holder of trust securities, the trust agreement may not be amended to

  . change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made on the trust securities as of a specified date,

  . restrict the right of a holder of trust securities to institute suit for the enforcement of any payment on or after its specified due date, or

  .  change the consent required to amend the trust agreement.

Mergers, Consolidations or Amalgamations

   ONEOK Capital Trust I may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. ONEOK Capital Trust I may at the request of ONEOK, with the consent of the administrative trustee and without the consent of the holders of the trust securities, the property trustee or the Delaware trustee, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state; provided, that:

  . the successor entity either (1) expressly assumes all of the obligations of ONEOK Capital Trust I with respect to the preferred securities, or
     (2) substitutes for the preferred securities successor securities having substantially the same terms as the preferred securities, so long as the successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

  . ONEOK expressly appoints a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debentures;

  . the successor securities are listed or traded, or they will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or traded;

  . the transaction does not cause the preferred securities or the successor securities to be downgraded by any nationally recognized statistical rating organization;

  . the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or the successor securities in any material respect;

  . the successor entity has a purpose substantially identical to that of ONEOK Capital Trust I;

  . prior to the transaction, ONEOK has received an opinion of counsel to the effect that (A) the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any successor securities in any material respect, and (B) following the transaction neither ONEOK Capital Trust I nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

  . ONEOK owns all the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the preferred securities guarantee.

Notwithstanding the foregoing, ONEOK Capital Trust I may not, except with the consent of holders of all of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the transaction would cause ONEOK Capital Trust I or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

   Any corporation or other body into which either the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation or any corporation succeeding to all or substantially all the corporate trust business of either trustee, will be the successor of that trustee under the trust agreement, provided the resulting or surviving entity is otherwise qualified and eligible under the trust agreement.

Payment and Paying Agent

   So long as DTC is acting as securities depositary for the preferred securities, payments on preferred securities in global form will be made to DTC in immediately available funds, which, in turn, is required to credit the relevant accounts at DTC on the applicable distribution dates. If the preferred securities are not held by DTC, payments will be made by check mailed to the address of the holder entitled to the payment as that address appears on the
securities register maintained by            under the trust agreement. The
paying agent will initially be the property trustee. The paying agent may resign upon 30 days' written notice to the administrative trustee, the property trustee and ONEOK. In that event, the administrative trustee will appoint a successor to act as paying agent.

Registrar and Transfer Agent

   The property trustee will initially act as registrar and transfer agent for the preferred securities.

   Registration of transfers of preferred securities will be effected without charge by or on behalf of ONEOK Capital Trust I, but upon payment of any tax or other governmental charges which may be imposed.

   The registrar and transfer agent will not be required to register or cause to be registered any transfer of preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

   The property trustee, prior to the occurrence of an event of default under the trust agreement, undertakes to perform only the duties that are specifically set forth in the trust agreement and, after default, is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred by the property trustee. The property trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties under the trust agreement if the property trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                  , the property trustee, also serves as indenture trustee under the junior subordinated indenture and guarantee trustee under the preferred securities guarantee. ONEOK and certain of its subsidiaries maintain
deposit accounts and banking relationships with                .

Governing Law

   The trust agreement and the trust securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous

   The administrative trustee is authorized and directed to operate ONEOK Capital Trust I so that it will not be (1) taxed as other than a grantor trust for United States federal income tax purposes or (2) deemed to be an "investment company" required to be registered under the Investment Company Act, and so that the junior subordinated debentures will be treated as indebtedness of ONEOK for United States federal income tax purposes. In this connection, the administrative trustee and ONEOK are authorized to take any action, not inconsistent with applicable law, ONEOK Capital Trust I's certificate of trust or the trust agreement, that the administrative trustee and ONEOK determine in their discretion to be necessary or desirable for those purposes, as long as that action does not materially and adversely affect the interests of the holders of the preferred securities.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

   Set forth below is a description of the specific terms of the junior subordinated debentures. This description supplements, and should be read together with, the description of the general terms and provisions of the junior subordinated debentures set forth in the accompanying prospectus under the caption "Description of the Junior Subordinated Debentures." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the junior subordinated indenture.

General

   The junior subordinated debentures will be issued under the junior subordinated indenture. The junior subordinated debentures will be limited in
aggregate principal amount to $            , which is the approximate aggregate
liquidation amount of the trust securities.

   The entire principal amount of the junior subordinated debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (see "Description of the Junior Subordinated Debentures--Additional Interest" in the accompanying prospectus),
if any, on          ,   . The junior subordinated debentures are not subject to
any sinking fund provision.

   The terms of the junior subordinated debentures correspond to those of the preferred securities, as described herein.

Optional Redemption

   ONEOK will have the right to redeem the junior subordinated debentures, in
whole or in part, without premium, from time to time, on or after          ,
  , or at any time in whole, but not in part, upon the occurrence of a Special Event as described under "Description of the Preferred Securities--Special Event Redemption or Distribution" upon not less than 30 or more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date.

Interest

   Each junior subordinated debenture will bear interest at the annual rate of
     % from their date of original issue, payable quarterly in arrears on
     ,      ,       and       of each year commencing          , 1999, to the
person in whose name the junior subordinated debenture is registered on the business day immediately prior to the payment date, or, if the junior subordinated debentures are not in book-entry only form, the fifteenth calendar day preceding the payment date. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the junior subordinated debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day without any interest or other payment because of the delay. If, however, the business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day.

Option to Extend Interest Payment Period

   So long as no Junior Subordinated Indenture Event of Default has occurred and is continuing, ONEOK will have the right at any time, and from time to time, to defer payments of interest on the junior subordinated debentures by extending the interest payment period for up to 20 consecutive quarters, but not beyond the stated maturity date. At the end of an extension period, ONEOK will pay all interest then accrued and unpaid, including any Additional
Interest thereon at the annual rate of      % to the extent permitted by
applicable law. However, during any extension period, subject to the exceptions described under "Description of the Junior Subordinated Debentures--Covenants" in the accompanying prospectus, ONEOK may not

  . declare or pay any dividend or distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or

  . make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by it which rank equally with or junior to the junior subordinated debentures or make any guarantee payments on any guarantee by it of debt securities of any of its subsidiaries if the guarantee is equal to or junior in interest to the junior subordinated debentures.

   Prior to the termination of any extension period, ONEOK may further defer payments of interest by extending the interest payment period, provided that the extension period, together with all previous and further extensions of the extension period, may not exceed 20 consecutive quarters or extend beyond the stated maturity date. Upon the termination of any extension period and the payment of all amounts then due, ONEOK may defer payments of interest in a new extension period, subject to the above requirements. ONEOK has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the junior subordinated debentures. See "Taxation--Interest and Original Issue Discount."

   ONEOK must give the holder or holders of the junior subordinated debentures and the indenture trustee notice of its election to begin or extend an extension period at least one business day prior to the earlier of

  . the next succeeding date on which distributions on the preferred securities would be payable but for the deferral, or

  . the date the administrative trustee is required to give notice to any securities exchange or other applicable self-regulatory organization or to the holders of the preferred securities of the record date or the date the distributions are payable, but in any event not less than one business day prior to the record date.

Payment of Additional Sums

   If a Tax Event has occurred and is continuing and ONEOK does not elect to redeem the junior subordinated debentures as described under "--Optional Redemption" above, or liquidate ONEOK Capital Trust I, ONEOK will be required to pay additional amounts, if necessary, to the holders of the junior subordinated debentures so that, notwithstanding any additional taxes, duties or charges imposed on ONEOK Capital Trust I because of the Tax Event, ONEOK Capital Trust I will have sufficient funds to pay the full amount of distributions due on the preferred securities then outstanding.

Book-Entry and Issuance

   If distributed to holders of trust securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of ONEOK Capital Trust I, the junior subordinated debentures are expected to be issued in the form of one or more global certificates registered in the name of the securities depositary or its nominee. In that event, the procedures applicable to the transfer and payment of the junior subordinated debentures, notices and the like are expected to be substantially similar to those described with respect to the preferred securities in "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company."

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES
                     AND THE PREFERRED SECURITIES GUARANTEE

   As long as payments of interest and other payments are made when due on the junior subordinated debentures those payments will be sufficient to cover distributions and payments due on the trust securities primarily because

  . the aggregate principal amount of junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

  . the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

  . ONEOK will pay all costs and expenses of ONEOK Capital Trust I pursuant to the agreement as to expenses and liabilities; and

  . the trust agreement provides that the securities trustees may not cause or permit ONEOK Capital Trust I to, among other things, engage in any activity that is not consistent with the purposes of ONEOK Capital Trust I.

   Payments of distributions, to the extent funds therefor are legally and immediately available, and other payments due on the preferred securities, to the extent funds therefor are legally and immediately available, are guaranteed by ONEOK as described under "Description of the Preferred Securities Guarantees" in the accompanying prospectus. If ONEOK does not make interest payments on the junior subordinated debentures, it is not expected that ONEOK Capital Trust I will have sufficient funds to pay distributions on the preferred securities. The preferred securities guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until ONEOK Capital Trust I has sufficient funds legally and immediately available for the payment of those distributions.

   If a Junior Subordinated Indenture Event of Default occurs and is continuing and the indenture trustee fails or the holders of not less than 25% in principal amount of the outstanding junior subordinated debentures fail to declare the principal of all of the junior subordinated debentures to be immediately due and payable, the holders of at least 25% in liquidation amount of the preferred securities then outstanding will have the right by notice in writing to ONEOK and the indenture trustee to declare the principal of the junior subordinated debentures immediately due and payable. Notwithstanding the foregoing, a holder of preferred securities may institute a legal proceeding directly against ONEOK, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to that holder of principal of or interest on the junior subordinated debentures having a principal amount equal to the aggregate stated liquidation amount of the preferred securities of that holder on or after the due dates specified in the junior subordinated debentures.

   If ONEOK fails to make payments under the preferred securities guarantee, the preferred securities guarantee provides a mechanism whereby the holders of the preferred securities may direct the guarantee trustee to enforce its rights thereunder. In addition, any holder of preferred securities may institute a legal proceeding directly against ONEOK to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

   The preferred securities guarantee, the junior subordinated indenture, the junior subordinated debentures, the trust agreement and the agreement as to expenses and liabilities, as described above, constitute a full and unconditional guarantee by ONEOK of the payments due on the preferred securities.

   Upon any voluntary or involuntary dissolution, winding-up or termination of ONEOK Capital Trust I, unless the junior subordinated debentures are distributed in connection therewith, the holders of preferred securities will be entitled to receive, out of assets legally available for distribution to holders, the liquidation distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of ONEOK, the property trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of ONEOK, subordinated in right of payment to all Senior Debt (as defined in the accompanying prospectus under the caption "Description of the Junior Subordinated Debentures--Subordination"), but entitled to receive payment in full of principal and interest before any stockholders of ONEOK receive payments or distributions. Because ONEOK is guarantor under the preferred securities guarantee and has agreed to pay for all costs, expenses and liabilities of ONEOK Capital Trust I (other than ONEOK Capital Trust I's obligations to holders of the preferred securities) pursuant to the agreement as to expenses and liabilities, the positions of a holder of preferred securities and a holder of junior subordinated debentures relative to other creditors and to stockholders of ONEOK in the event of liquidation or bankruptcy of ONEOK would be substantially the same.

   A default or event of default under any Senior Debt would not constitute a default or event of default under the junior subordinated indenture. However, in the event of payment defaults under, or acceleration of, Senior Debt, the subordination provisions of the junior subordinated debentures provide that no payments may be made on the junior subordinated debentures until that Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the junior subordinated debentures would constitute an event of default under the junior subordinated indenture except that failure to make interest payments on the junior subordinated debentures will not be an event of default during an extension period.

                                    TAXATION

   In the opinion of Gable & Gotwals, counsel to ONEOK and ONEOK Capital Trust I ("Tax Counsel"), the following are the material United States federal income tax consequences of the ownership and disposition of preferred securities. Please note that the opinion of Tax Counsel is not binding on the Internal Revenue Service. Unless otherwise stated, this summary deals only with preferred securities held as capital assets by holders who acquire the preferred securities upon original issuance at their original offering price ("Initial Holders"). It does not deal with special classes of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, tax-exempt organizations, individual retirement and tax deferred accounts, persons holding preferred securities as part of a straddle or as part of a hedging or conversion transaction, or persons whose functional currency is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, Treasury Regulations thereunder and administrative and judicial interpretations of the Code as of the date of this prospectus supplement, all of which are subject to change, possibly on a retroactive basis.

   Investors are advised to consult their tax advisors as to the United States federal income tax consequences of the ownership and disposition of preferred securities in light of their particular circumstances, as well as the effect of any state, local or other tax laws.

Classification of ONEOK Capital Trust I as a Grantor Trust

   In the opinion of Tax Counsel, under current law and assuming full compliance with the terms of the trust agreement, ONEOK Capital Trust I will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each holder of preferred securities will be considered the owner of a pro rata portion of the junior subordinated debentures held by ONEOK Capital Trust I. Accordingly, each securityholder will be required to include in gross income its pro rata share of the interest income, including original issue discount, if any, paid or accrued with respect to the junior subordinated debentures, whether or not cash is actually distributed to the securityholder.

Classification of the Junior Subordinated Debentures as Indebtedness

   In the opinion of Tax Counsel, under current law and assuming full compliance with the junior subordinated indenture, the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of ONEOK.

Interest and Original Issue Discount

   If an extension period occurs, the junior subordinated debentures would be considered to have original issue discount at all times after the beginning of the first extension period, including after the termination of the extension period. In addition, ONEOK's option to defer the payment of interest on the junior subordinated debentures during an extension period might cause the junior subordinated debentures to be considered initially issued with original issue discount. ONEOK believes, and will take the position, that this latter result will not arise because the likelihood of the occurrence of an extension period is very remote. The applicable United States Treasury Regulations provide that when there is only a "remote" likelihood that a contingency such as an extension period will occur, a debt instrument will not be considered initially issued with original issue discount. Assuming that the likelihood of an extension period is in fact remote, Tax Counsel believes that this position is correct. However, there is no authority directly on point interpreting the applicable Treasury Regulations, and the Internal Revenue Service could take a contrary position.

   If the original issue discount rules apply to the junior subordinated debentures, either following the occurrence of an extension period or initially, each securityholder, whether on the cash or accrual method of accounting, will be required to accrue its pro rata share of original issue discount into income in accordance with a constant yield method based on the compounding of interest. As a result, income will be required to be reported by securityholders before the receipt of cash attributable to such income, and, in particular, income will be reported during an extension period as it accrues even though no cash distributions are being made. If the original issue discount rules apply for a period during which full cash distributions are currently being made, the sum of the daily accruals of income for a quarterly period for a securityholder that purchased the preferred securities at a price equal to their liquidation value will equal the cash distribution received by the securityholder for such quarter, assuming no disposition prior to the record date for that distribution.

   If the original issue discount rules become applicable, actual distributions of stated interest will not separately be reported as income. Also in that case, a securityholder's tax basis for the junior subordinated debentures will be increased by original issue discount accrued into income, and decreased by cash distributions of interest. If the original issue discount rules do not apply, stated interest will be includible in a securityholder's gross income as ordinary interest income at the time it is paid or accrued in accordance with the securityholder's regular method of tax accounting.

   Whether or not the original issue discount rules apply, no portion of the amounts received on the preferred securities will be eligible for the corporate dividends received deduction.

Distribution of Junior Subordinated Debentures to Holders of Preferred
Securities

   Under current law, a distribution by ONEOK Capital Trust I of the junior subordinated debentures as described under the captions "Description of the Preferred Securities--Exchange of Junior Subordinated Debentures for Preferred Securities" and "--Liquidation Distribution Upon Dissolution" will be non-taxable and will result in the securityholder receiving directly its pro rata share of the junior subordinated debentures previously held indirectly through ONEOK Capital Trust I, with a holding period and tax basis equal to the holding period and adjusted tax basis that securityholder was considered to have had in its pro rata share of the underlying junior subordinated debentures immediately prior to such distribution. If, however, the Special Event giving rise to the distribution is a Tax Event which results in ONEOK Capital Trust I being treated as an association taxable as a corporation, the distribution would constitute a taxable event to securityholders.

Market Discount and Bond Premium

   Securityholders other than Initial Holders may be considered to have acquired their pro rata interest in the junior subordinated debentures with market discount, acquisition premium or amortizable bond premium. Those securityholders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the preferred securities.

Disposition of the Preferred Securities by Holders

   Upon a sale, exchange or other disposition of the preferred securities, including a distribution of cash in redemption of a securityholder's preferred securities upon redemption or repayment of the underlying junior subordinated debentures (other than a distribution of junior subordinated debentures) a securityholder will be considered to have disposed of all or part of its pro rata share of the junior subordinated debentures. The securityholder will recognize gain or loss equal to the difference between the amount realized, other than amounts attributable to accrued but unpaid interest that is not treated as original issue discount, and the securityholder's adjusted tax basis in its pro rata share of the underlying junior subordinated debentures deemed disposed of in the transaction. A securityholder's adjusted tax basis in the preferred securities generally will be the initial purchase price increased by original issue discount previously includible in its gross income to the date of disposition and decreased by payments, other than payments of stated interest that are not treated as original issue discount, received on the preferred securities. Gain or loss on any such sale, exchange or disposition will be capital gain or loss, except to the extent of any accrued interest or market discount not previously included in income. The gain or loss will be long-term capital gain or loss if the preferred securities have been held for more than one year. Long-term capital gain of a non-corporate securityholder is generally subject to a maximum United States federal income tax rate of 20%. See "Market Discount and Bond Premium" above concerning market discount.

   If ONEOK defers any interest payment on the junior subordinated debentures, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debentures. A securityholder that sells its preferred securities between record dates for payments of distributions will be required to include accrued but unpaid interest on the junior subordinated debentures through the date of disposition as ordinary income and to add the amount of the accrued but unpaid interest to its adjusted tax basis in the preferred securities. To the extent the selling price is less than the securityholder's adjusted tax basis, the securityholder will recognize a capital loss. Subject to certain limited exceptions, a securityholder cannot deduct capital losses from ordinary income for United States federal income tax purposes.

United States Alien Holders

   For purposes of this discussion, a "United States Alien Holder" is any individual, corporation, partnership, estate or trust that is, as to the United States, a non-resident alien individual or a foreign corporation, partnership, estate or trust.

   Under present United States federal income tax law:

       (1) payments by ONEOK Capital Trust I or any of its paying agents to any holder of a preferred security who or which is a United States Alien Holder will not be subject to United States federal income or withholding tax, if

    . the beneficial owner of the preferred security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of ONEOK entitled to vote;

    . the beneficial owner of the preferred security is not a controlled foreign corporation that is related to ONEOK through stock ownership;

    . either (A) the beneficial owner of the preferred security certifies to ONEOK Capital Trust I or its agent, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the preferred security in such capacity certifies to ONEOK Capital Trust I or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes ONEOK Capital Trust I or its agent with a copy of such statement; and

    . such payments are not effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

       (2) A United States Alien Holder of a preferred security will not be subject to United States federal income or withholding tax on any gain realized upon the sale or other disposition of a preferred security unless

    . the United States Alien Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and other conditions apply, or

    . the gain is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

   Under recently finalized Treasury Regulations, the certification requirement referred to in the third bullet point of (1) above may also be satisfied with other documentary evidence for payments made after December 31, 2000 with respect to an offshore account or through certain foreign intermediaries.

   Investors who are or may be considered to be United States Alien Holders are advised to consult their tax advisors as to United States federal income tax consequences of the acquisition, ownership and disposition of the preferred securities, the exact application and effect of federal income tax rules and particular actions necessary to comply with applicable rules.

Information Reporting to Holders

   ONEOK Capital Trust I will report the interest paid or the original issue discount that accrued during the calendar year on the junior subordinated debentures, and any gross proceeds received by ONEOK Capital Trust I from the retirement or redemption of the junior subordinated debentures, annually to the holders of record of the preferred securities and the Internal Revenue Service. ONEOK Capital Trust I currently intends to deliver reports to holders of record prior to January 31 following each calendar year.

Backup Withholding

   Payments made to a securityholder on, and proceeds from the sale of, preferred securities may be subject to a "backup" federal withholding tax of 31% if the securityholder does not comply with various requirements concerning the furnishing of a taxpayer identification number and reporting of interest or dividend income. Any withheld amounts will generally be allowed as a credit against the securityholder's United States federal income tax, provided the required information is timely filed with the Internal Revenue Service.

Possible Tax Law Changes

   From time to time, the Clinton Administration has proposed tax law changes that would have, among other things, denied interest deductions to a corporate issuer of a debt instrument having a term exceeding 15 years if that debt instrument was not reflected as indebtedness on the issuer's consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the debt instrument had a term exceeding 20 years. These propsoed changes have not been enacted into law. No similar proposal was made in the Administration's budget proposal released on February 1, 1999. Although it is impossible to predict the effect of future proposals, the prior proposals mentioned, if enacted into law, would not have applied to securities with characteristics similar to the junior subordinated debentures that were already issued and outstanding at the time that legislation was proposed. However, if a future proposal of this nature were to become effective in a form applicable to already issued and outstanding securities, ONEOK could be precluded from deducting interest on the junior subordinated debentures. That might in turn give rise to a Tax Event that, if ONEOK were to exercise its optional right to redeem the junior subordinated debentures, would result in a mandatory redemption of the preferred securities, as described under "Description of the Preferred Securities--Redemption."

                                  UNDERWRITING

   Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement, ONEOK and ONEOK Capital Trust I have agreed that ONEOK Capital Trust I will sell to each of the underwriters named below, and each of the underwriters named below, for whom PaineWebber Incorporated is acting as representative, has severally agreed to purchase from ONEOK Capital Trust I, the number of preferred securities set forth opposite its name below.

                                                                 Number of
      Underwriters                                          Preferred Securities
      ------------                                          --------------------
      PaineWebber Incorporated.............................
                                                                   -----
          Total............................................
                                                                   =====

   In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all the preferred securities offered by this prospectus supplement if any preferred securities are purchased by the underwriters. In the event of default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

   ONEOK has been advised by the representative that the underwriters propose initially to offer the preferred securities to the public at the public offering price set forth on the cover page of this prospectus supplement, and
to certain dealers at such price less a concession not in excess of $   per
preferred security. The underwriters may allow, and such dealers may reallow, a
concession not in excess of $   per preferred security to certain brokers and
dealers. After the initial public offering, the public offering price and such concessions may be changed. ONEOK expects the preferred securities will be ready for delivery in book-entry form only through The Depository Trust Company
on or about        , 1999.

   ONEOK estimates that it will incur $     in offering expenses related to
registration and filing fees, printing and engraving expenses, rating agency fees, and professional services fees in connection with this offering.

   In view of the fact that the proceeds of the sale of the preferred securities will be used to purchase the junior subordinated debentures of ONEOK, the underwriting agreement provides that ONEOK will pay as underwriters' compensation for the underwriters' purchasing the preferred securities and arranging the investment of those proceeds in junior subordinated debentures
$    per $25 liquidation amount of preferred securities, or $             in
the aggregate, for the accounts of the several underwriters.

   During a period of 30 days from the date of this prospectus supplement, neither ONEOK Capital Trust I nor ONEOK will, without the prior written consent of the representative, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any preferred securities, any security convertible into or exchangeable into or exercisable for preferred securities or junior subordinated debentures or any debt securities substantially similar to the junior subordinated debentures or equity securities substantially similar to the preferred securities except for the junior subordinated debentures and the preferred securities offered by this prospectus supplement.

   Until the distribution of the preferred securities is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase the preferred securities. As an exception to these rules, the representative is permitted to engage in certain transactions that stabilize the price of the preferred securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the preferred securities.

   If the underwriters create a short position in the preferred securities in connection with the offering, i.e., if they sell more shares of preferred securities than are set forth on the cover page of this prospectus supplement, the representative may reduce that short position by purchasing preferred securities in the open market.

   The representative may also impose a penalty bid on certain underwriters and selling group members. This means that if the representative purchases shares of preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the preferred securities, the representative may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

   In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

   None of ONEOK, ONEOK Capital Trust I or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. In addition, none of ONEOK, ONEOK Capital Trust I or any of the underwriters makes any representation that the representative will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   Application will be made to list the preferred securities on the New York Stock Exchange. The New York Stock Exchange symbol for the preferred securities
is expected to be "     ." If such listing is approved, trading of the
preferred securities on the New York Stock Exchange is expected to commence within a 30-day period after the date of this prospectus supplement. PaineWebber Incorporated has advised ONEOK Capital Trust I that it intends to make a market in the preferred securities. PaineWebber Incorporated will have no obligation to make a market in the preferred securities, however, and may cease market making activities, if commenced, at any time.

   Prior to this offering, there has been no public market for the preferred securities. In order to meet one of the requirements for listing the preferred securities on the NYSE, the underwriters will represent that, at the time of the consummation of the offering of the preferred securities, there will be at least 400 holders of preferred securities.

   ONEOK has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in respect of the Securities Act of 1933.

   Certain of the underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to ONEOK and its affiliates, for which they have received or will receive customary fees and commissions.

                                 LEGAL MATTERS

   Matters of Delaware law relating to the validity of the preferred securities will be passed upon on behalf of ONEOK Capital Trust I by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to ONEOK Capital Trust I. The validity of the preferred securities and the preferred securities guarantee and matters relating thereto will be passed upon on behalf of ONEOK by Gable & Gotwals, Tulsa, Oklahoma. Gable & Gotwals will pass upon matters relating to United States federal income tax considerations.

Various legal matters will be passed upon for the underwriters by Jones, Day, Reavis & Pogue, Chicago, Illinois. Jones, Day, Reavis & Pogue will rely on Gable & Gotwals as to matters of Oklahoma law. Jones, Day, Reavis & Pogue from time to time acts as counsel to ONEOK.

                                    EXPERTS

   The consolidated financial statements of ONEOK and its subsidiaries as of August 31, 1998 and 1997, and for each of the years in the three-year period ended August 31, 1998 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Southwest Gas and its subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference in ONEOK's current report on Form 8-K dated April 15, 1999, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and which are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 13, 1999

Prospectus

                                  ONEOK, Inc.
                         Junior Subordinated Debentures

                             ONEOK Capital Trust I
                             ONEOK Capital Trust II
          Preferred Securities Fully and Unconditionally Guaranteed by
                                  ONEOK, Inc.

  By this prospectus, we may offer up to $            of securities.

  ONEOK, Inc. may offer, from time to time, junior subordinated debentures in one or more series, and in amounts, at prices and on terms to be determined at or prior to the time of any offering. The junior subordinated debentures will be unsecured obligations of ONEOK.

  Each of ONEOK Capital Trust I and ONEOK Capital Trust II may offer and sell, from time to time, preferred securities representing preferred ownership interests in the assets of a ONEOK Trust. The payment of periodic cash distributions and payments on liquidation of a ONEOK Trust and on redemption of preferred securities of a ONEOK Trust will be guaranteed by ONEOK on a subordinated basis and as described in this prospectus under "Description of the Preferred Securities Guarantees." The guarantees cover payments only if and to the extent that a ONEOK Trust has funds available for payment.

  Each ONEOK Trust will use all proceeds received from the sale of its trust securities to purchase junior subordinated debentures from ONEOK. Since the sole asset of each ONEOK Trust will be the junior subordinated debentures of ONEOK issued to it, these trusts will not have funds available for payment if ONEOK fails to make a corresponding payment under the junior subordinated debentures.

  We will provide specific terms of the junior subordinated debentures of ONEOK and the preferred securities of any ONEOK Trust in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

  This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

                                 ------------

                The date of this prospectus is          , 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, NW, Washington, D.C. 20549; Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.

   This prospectus is a part of the registration statement on Form S-3 and the related amendments and exhibits filed with the Securities and Exchange Commission. This prospectus does not contain all of the information in the registration statement. Please refer to the registration statement and its exhibits for further information regarding ONEOK, the ONEOK Trusts and the offered securities.

   We have not included or incorporated by reference separate financial statements of any of the ONEOK Trusts. ONEOK and the ONEOK Trusts do not consider that those financial statements would be material to holders of the preferred securities because:

  . all voting securities of each ONEOK Trust will be owned directly or indirectly by ONEOK;

  . each ONEOK Trust is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing trust securities representing undivided beneficial interests in the assets of that ONEOK Trust and investing the proceeds in junior subordinated debt securities issued by ONEOK; and

  . the obligations of each ONEOK Trust under the preferred securities of that ONEOK Trust will be fully and unconditionally guaranteed by ONEOK as described in this prospectus.

   Each holder of preferred securities of a ONEOK Trust will be furnished annually with unaudited financial statements of that ONEOK Trust as soon as available after the end of that ONEOK Trust's fiscal year.

                      DOCUMENTS INCORPORATED BY REFERENCE

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents of ONEOK listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities.

  .  Annual Report on Form 10-K for the year ended August 31, 1998;

  . Quarterly Reports on Form 10-Q for the quarters ended November 30, 1998, February 28, 1999 and May 31, 1999; and

  . Current Reports on Form 8-K, dated September 24, 1998 (as amended on October 2, 1998), October 21, 1998, December 16, 1998, December 16, 1998, January 25, 1999 (as amended on January 26, 1999), January 25, 1999, February 8, 1999, February 16, 1999, February 23, 1999, February 24, 1999, February 24, 1999, February 26, 1999, March 5, 1999, March 19,
     1999, April 15, 1999 (as amended on April 29, 1999), April 19, 1999,
     April 22, 1999, April 26, 1999, May 3, 1999, May 13, 1999, June 22, 1999
     and July 12, 1999.

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address: ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103, telephone (918) 588-7000, Attention: Treasurer.

   You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front of those documents only.

                                     ONEOK

   ONEOK and its subsidiaries engage in several aspects of the energy business. ONEOK purchases, gathers, compresses, transports and stores natural gas for distribution to consumers. ONEOK transports gas for others and leases pipeline capacity to others for use in transporting gas. ONEOK drills for and produces gas and oil, extracts and sells natural gas liquids, and engages in the gas marketing business. In addition, ONEOK leases and operates a headquarters office building (leasing space it does not use to others) and owns and operates a related parking facility. As a regulated natural gas utility, ONEOK distributes natural gas to approximately 1.4 million customers in the states of Oklahoma and Kansas.

   ONEOK has agreed to acquire Southwest Gas Corporation by merger for cash of approximately $917 million. ONEOK will be the survivor of the proposed merger transaction. Southwest Gas is a regulated natural gas utility that distributes
natural gas to      customers in the states of Nevada, Arizona and California.
The proposed merger is subject to customary conditions, including approval by the shareholders of Southwest Gas and the receipt of governmental and other authorizations, and is expected to close later in 1999. ONEOK has received the requisite approvals from the Public Service Commission of Nevada and expects to receive the requisite approvals from the States of Arizona and California by the end of the third quarter of 1999. It is possible that regulatory approvals that are obtained will contain conditions or limitations that will adversely affect the results of operations of the combined company. Unaudited pro forma combined condensed financial data giving effect to the proposed merger are included in ONEOK's current report on Form 8-K dated July 12, 1999, which is incorporated herein by reference.

   ONEOK's principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103, and its telephone number is (918) 588-7000.

   For purposes of the foregoing description, all references to ONEOK refer collectively to ONEOK, Inc. and its operating subsidiaries, unless the context otherwise requires.

                                THE ONEOK TRUSTS

   Each ONEOK Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Secretary of State of the State of Delaware. Each ONEOK Trust's business is defined in a trust agreement, executed by ONEOK, as depositor, the Delaware trustee and property trustee thereunder. Each trust agreement will be amended and restated in its entirety on the date that the ONEOK Trust issues preferred securities. References to each trust agreement in this prospectus are to each amended and restated trust agreement. Each trust agreement will be qualified under the Trust Indenture Act of 1939. Each ONEOK Trust exists for the exclusive purposes of (1) issuing the preferred securities and the common securities (collectively referred to in this prospectus as the trust securities) representing undivided, beneficial interests in the assets the ONEOK Trust, (2) investing the gross proceeds of the trust securities in the junior subordinated debentures and (3) engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

   Each ONEOK Trust's business and affairs will be conducted by the property trustee, the administrative trustee and the Delaware trustee (collectively referred to in this prospectus as the securities trustees), which will be appointed by ONEOK, as the holder of the common securities of each ONEOK Trust. The property trustee of each ONEOK Trust will hold legal title to the junior subordinated debentures issued by ONEOK on behalf of that ONEOK Trust and the holders of the trust securities.

   Reference is made to the prospectus supplement relating to the preferred securities of each ONEOK Trust for further information concerning that ONEOK Trust.

                                USE OF PROCEEDS

   Each ONEOK Trust will use all proceeds received from the sale of its preferred securities and common securities, which are together referred to as the trust securities, to purchase junior subordinated debentures from ONEOK.

   Unless otherwise set forth in the applicable prospectus supplement, proceeds from the sale of junior subordinated debentures will be used by ONEOK for general corporate purposes, including, but not limited to, funding investments in or extensions of credit to subsidiaries, repayments of indebtedness of ONEOK or its subsidiaries, and possible acquisitions. The precise amount and timing of the application of the funds will depend upon future requirements and the availability of other funds to ONEOK and its subsidiaries. Management of ONEOK expects that ONEOK and its subsidiaries will engage in additional financings as needs arise.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table shows the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividend requirements for ONEOK for the periods indicated, on an historical basis and pro forma to give effect to the proposed merger with Southwest Gas:

                          Nine Months Ended
                               May 31,            For the Years Ended August 31,
                         -------------------- ---------------------------------------
                          Merger               Merger
                         Pro Forma Historical Pro Forma          Historical
                         --------- ---------- --------- -----------------------------
                           1999       1999      1998    1998  1997  1996  1995  1994
                         --------- ---------- --------- ----- ----- ----- ----- -----
Ratio of earnings to
 fixed charges..........   2.37x     5.44x      1.89x   5.50x 3.51x 3.28x 2.70x 2.52x
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividend requirements..   1.78x     2.47x      1.50x   2.52x 3.48x 3.24x 2.67x 2.49x

   Merger pro forma information gives effect to the proposed merger transaction with Southwest Gas and is presented as if the proposed merger transaction had occurred as of the beginning of the applicable period.

   For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the representative interest portion of operating leases, preferred securities distributions of a subsidiary and the amortization of debt issue costs.

   For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the amortization of debt issue costs, the representative interest portion of operating leases and preferred securities distributions of a subsidiary. "Preferred stock dividend requirements" consists of the pre-tax preferred stock dividend requirement.

                    ACCOUNTING TREATMENT OF THE ONEOK TRUSTS

   For financial reporting purposes, each ONEOK Trust will be treated as a subsidiary of ONEOK and, accordingly, the accounts of each ONEOK Trust will be included in the consolidated financial statements of ONEOK. The preferred securities will be presented as a separate line item in the consolidated balance sheet of ONEOK, and appropriate disclosures concerning the preferred securities, the preferred securities guarantee and the junior subordinated debentures will be included in the notes to the consolidated financial statements. For financial reporting purposes, ONEOK will record distributions payable on the preferred securities as an expense.

                    DESCRIPTION OF THE PREFERRED SECURITIES

   Each ONEOK Trust may issue only one series of preferred securities having terms described in the prospectus supplement relating thereto. The trust agreement of each ONEOK Trust will authorize the administrative trustee, on behalf of the trust, to issue the preferred securities. The preferred securities of each ONEOK Trust will have those terms, including distributions, redemption, voting, liquidation rights and other preferred, deferral or special rights or restrictions as shall be set forth in the trust agreement of that ONEOK Trust. Reference is made to the prospectus supplement relating to the preferred securities of a ONEOK Trust for specific terms, including:

  .  the distinctive designation of those preferred securities;

  .  the number of preferred securities issued by that ONEOK Trust;

  . the annual distribution rate (or method of determining such rate) for preferred securities of that ONEOK Trust and the date or dates on which distributions shall be payable;

  . whether distributions on such preferred securities shall be cumulative and, in the case of preferred securities having cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions will be cumulative;

  . the amount or amounts that shall be paid out of the assets of that ONEOK Trust to the holders of those preferred securities upon voluntary or involuntary dissolution, winding-up or termination of that ONEOK Trust;

  . the obligation, if any, of that ONEOK Trust to purchase or redeem those preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which those preferred securities will be purchased or redeemed, in whole or in part, pursuant to that obligation;

  . the voting rights, if any, of those preferred securities in addition to those required by law, including any requirement for the approval by the holders of preferred securities as a condition to specified action or amendments to the trust agreement of that ONEOK Trust;

  . the rights, if any, to defer distributions on the preferred securities by extending the interest payment period on the related junior subordinated debentures; and

  . any other relative rights, preferences, privileges, limitations or restrictions of those preferred securities not inconsistent with the trust agreement of that ONEOK Trust or applicable law.

All preferred securities offered hereby will be guaranteed by ONEOK to the extent set forth under "Description of the Preferred Securities Guarantees." Any material United States federal income tax considerations applicable to an offering of preferred securities will be described in the prospectus supplement relating thereto.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

   Set forth below is a description of the general terms of the junior subordinated debentures. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the junior subordinated indenture to be entered into among ONEOK, and
             , as indenture trustee, as to be supplemented by a supplemental indenture thereto establishing the junior subordinated debentures of each series, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. The terms of the junior subordinated debentures will include those stated in the junior subordinated indenture and those made a part of the junior subordinated indenture by reference to the Trust Indenture Act. Some capitalized terms used herein are defined in the junior subordinated indenture.

General

   The junior subordinated debentures will be issued as unsecured junior subordinated debt securities under the junior subordinated indenture. The junior subordinated indenture does not limit the aggregate principal amount of junior subordinated debentures that may be issued thereunder and provides that junior subordinated debentures may be issued from time to time in one or more series pursuant to an indenture supplemental to the junior subordinated indenture.

   Reference is made to the prospectus supplement that will accompany this prospectus for the following terms of the series of junior subordinated debentures being offered thereby:

  .  the title of those junior subordinated debentures;

  . any limit on the aggregate principal amount of those junior subordinated debentures;

  . the date or dates on which the principal of those junior subordinated debentures is payable;

  . the rate or rates at which those junior subordinated debentures shall bear interest and Additional Interest (as defined below), if any, the interest payment dates on which that interest shall be payable, the right of ONEOK to defer or extend those interest payments dates, and the regular record date for the interest payable on any interest payment date or the method by which any of the foregoing will be determined;

  . the place or places where the principal of and premium, if any, and interest on those junior subordinated debentures shall be payable;

  . the period or periods within which, the price or prices at which and the terms and conditions on which those junior subordinated debentures may be redeemed, in whole or in part, at the option of ONEOK;

  . the obligation or right, if any, of ONEOK to redeem, repay or purchase those junior subordinated debentures;

  . the denominations in which those junior subordinated debentures may be issued, if other than denominations of $25 and any integral multiple thereof;

  . if other than the principal amount thereof, the portion of the principal amount of those junior subordinated debentures which shall be payable upon declaration of acceleration of the maturity thereof;

  . any deletions from, modifications of or additions to the events of default or covenants of ONEOK as provided in the related junior subordinated indenture;

  . whether those junior subordinated debentures shall initially be issued in whole or in part in the form of a global security; and

  .  any other terms of those junior subordinated debentures.

The terms of each series of junior subordinated debentures issued to a ONEOK Trust will correspond to those of the related preferred securities of that ONEOK Trust as described in the prospectus supplement relating to those preferred securities.

   The junior subordinated indenture does not contain provisions that afford holders of junior subordinated debentures protection in the event of a highly leveraged transaction involving ONEOK.

Subordination

   The junior subordinated debentures are subordinated and junior in right of payment to all Senior Debt (as defined below) of ONEOK. No payment of principal of, or premium, if any, or interest on (including Additional Interest) the junior subordinated debentures may be made if (1) a default has occurred and is continuing in the payment of principal of or premium, if any, or interest on any Senior Debt of ONEOK or (2) if any event of default with respect to Senior Debt of ONEOK has occurred and is continuing and has resulted in Senior Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, unless and until the event of default shall have been cured or waived or shall have ceased to exist and acceleration shall have been rescinded or annulled, or (3) any judicial proceeding is pending with respect to any default in payment or event of default. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization or other judicial proceeding relative to ONEOK, the holders of Senior Debt of ONEOK will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Debt before the holders of the junior subordinated debentures are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Debt, the rights of the holders of the junior subordinated debentures will be subrogated to the rights of the holders of Senior Debt to receive payments and distributions applicable to the Senior Debt until all amounts owing on the junior subordinated debentures are paid in full. ONEOK had $938 million of Senior Debt outstanding at May 31, 1999.

   The term "Senior Debt" means, with respect to any person, the principal of and premium, if any, and interest, if any, on Debt of that person, whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that those obligations are not superior in right of payment to the junior subordinated debentures or to other Debt which ranks equally with, or subordinated to, the junior subordinated debentures. For this purpose, interest includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to a person, whether or not the claim for post-petition interest is allowed in a proceeding. Senior Debt shall not be deemed to include, in any event,

  . any Debt of that person which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Reform Act of 1978, was without recourse to that person;

  .  any Debt of that person to its direct and indirect subsidiaries;

  .  Debt to any employee of that person; and

  .  with respect to ONEOK, any junior subordinated debentures.

   The term "Debt" means, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent,

   .  every obligation of that person for money borrowed;

  . every obligation of that person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  . every reimbursement obligation of that person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of that person;

  . every obligation of that person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

  .  every capital lease obligation of that person;

  . all indebtedness of that person, whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

  . every obligation of the type referred to in each clause above of another person and all dividends and operating lease payments of another person the payment of which, in either case, that person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

Additional Interest

   "Additional Interest" is defined in the junior subordinated indenture as the interest, if any, that will accrue on any interest on the junior subordinated debentures of any series the payment of which has not been made on the applicable interest payment date and which will accrue at the rate per annum specified or determined as specified in those junior subordinated debentures.

Covenants

   ONEOK covenants in the junior subordinated indenture, for the benefit of the holders of each series of junior subordinated debentures, that, (1) if at such time as ONEOK shall have given notice of its election to extend an interest payment period for that series of junior subordinated debentures and the extension shall be continuing, (2) if at such time as ONEOK has actual knowledge that ONEOK is in default with respect to its payment or other obligations under the preferred securities guarantee with respect to the trust securities, if any, related to that series of junior subordinated debentures, or (3) if at such time an event of default with respect to that series of junior subordinated debentures shall have occurred and be continuing, ONEOK shall not:

  . declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or

  . make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by it which rank equally with or junior to the junior subordinated debentures or make any guarantee payments with respect to any guarantee by it of debt securities of any subsidiary if the guarantee is equal to or junior in interest to the junior subordinated debentures other than

    -- dividends or distributions in common stock,

    -- any declaration of a dividend in connection with implementation of any stockholders' rights plan, or the issuance of rights, stock or other property under that plan, or the redemption, repurchase or other acquisition of those rights pursuant thereto,

    -- payments under any preferred securities guarantee, or

    -- purchases of common stock in connection with any of its benefit plans.

   The junior subordinated indenture further provides that, for so long as the trust securities of any ONEOK Trust remain outstanding, ONEOK covenants

  . to directly or indirectly maintain 100% ownership of the common securities of that ONEOK Trust; provided, however, that any permitted successor of ONEOK under the junior subordinated indenture may succeed to ONEOK's ownership of those common securities, and

  .  to use its reasonable efforts to cause that ONEOK Trust

    -- to remain a statutory business trust, except in connection with the distribution of junior subordinated debentures to the holders of ONEOK trust securities in liquidation of that ONEOK Trust, or certain mergers, consolidations or amalgamations permitted by the related trust agreement, and

    -- to otherwise continue to be classified as a grantor trust for United
       States federal income tax purposes.

Satisfaction and Discharge

   The junior subordinated indenture will cease to be of further effect and ONEOK will be deemed to have satisfied and discharged all of its obligations under the junior subordinated indenture when (1) all outstanding junior subordinated debentures have become due and payable, or will become due and payable within one year, by reason of their maturity or a redemption date, and
(2) ONEOK deposits with the indenture trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding junior subordinated debentures; provided, however, that ONEOK will remain obligated to pay all other amounts due under the junior subordinated indenture and to perform certain ministerial tasks as described in the junior subordinated indenture.

   Unless otherwise provided in a supplemental indenture setting forth the terms of a series of junior subordinated debentures, ONEOK will be deemed to have paid and discharged the entire indebtedness on all of the outstanding junior subordinated debentures of that series when (1) ONEOK deposits with the indenture trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding junior subordinated debentures of that series to the stated maturity or any redemption date, (2) ONEOK has paid all other sums payable with respect to the outstanding junior subordinated debentures of that series, and (3) ONEOK has satisfied certain other requirements intended to ensure that the payment and discharge will not have any adverse United States federal income tax consequences to holders of preferred securities.

Events of Default

   The junior subordinated indenture provides that any one or more of the following described events with respect to the junior subordinated debentures of any series, which has occurred and is continuing, constitutes an event of default for the junior subordinated debentures of that series:

  . failure of ONEOK for 30 days to pay interest on the junior subordinated debentures of that series, including any Additional Interest, when due and payable; provided, however, that a valid extension of the interest payment period by ONEOK will not constitute a default in the payment of interest for this purpose; or

  . failure of ONEOK to pay principal or premium, if any, on the junior subordinated debentures of that series when due at maturity; or

  . default in the performance of, or breach in any material respect of, any covenant or warranties of ONEOK in the junior subordinated indenture (other than a covenant or warranty which has expressly been dealt with in clauses (a), (b) or (d)) for 90 days after written notice to ONEOK from the indenture trustee or to ONEOK and the indenture trustee from the holders of at least 25% in principal amount of the outstanding junior subordinated debentures of that series; or

  .events of bankruptcy, insolvency, or reorganization of ONEOK.

   The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee with respect to the junior subordinated debentures of that series, subject to certain limitations. If a Junior Subordinated Indenture Event of Default (other than pursuant to clause (d) above) occurs and is continuing with respect to the junior subordinated debentures of any series, then the indenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures of that series may declare the principal amount thereof due and payable immediately by notice in writing to ONEOK and to the indenture trustee, if given by the holders, and upon that declaration the principal amount shall become immediately due and payable. If a Junior Subordinated Indenture Event of Default pursuant to clause (d) above occurs and is continuing with respect to the junior subordinated debentures of any series, the principal amount of all junior subordinated debentures of that series will automatically become immediately due and payable. At any time after a declaration of acceleration with respect to the junior subordinated debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of that series may rescind and annul the declaration and its consequences if the default has been cured or waived and ONEOK has paid or deposited with the indenture trustee a sum sufficient to pay all matured installments of interest, including any Additional Interest, and principal due otherwise than by acceleration and all sums paid or advanced by the indenture trustee, including reasonable compensation and expenses of the indenture trustee.

   A holder of preferred securities may institute a legal proceeding directly against ONEOK, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to that holder of principal of or interest on the junior subordinated debentures of the related series having a principal amount equal to the aggregate stated liquidation amount of the preferred securities of that holder on or after the due dates specified in the junior subordinated debentures of that series.

   The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may, on behalf of the holders of all the junior subordinated debentures of that series, waive any past default with respect to that series, except (1) a default in the payment of principal or interest, or (2) a default of a covenant or provision which under the junior subordinated indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debentures of that series affected thereby. See "--Modification" below.

Registration and Transfer

   ONEOK will not be required to

  . issue, transfer or exchange junior subordinated debentures of any series during a period of 15 days immediately preceding the date notice is given identifying the junior subordinated debentures of that series called for redemption, or

  . transfer or exchange any junior subordinated debentures so selected for redemption, in whole or in part, except the unredeemed portion of any junior subordinated debentures being redeemed in part.

Payment and Paying Agent

   Payment of principal of any junior subordinated debentures will be made only against surrender to the paying agent of those junior subordinated debentures. Principal of and interest on junior subordinated debentures will be payable, subject to any applicable laws and regulations, at the office of the paying agent or paying agents as ONEOK may designate from time to time, except that, at the option of ONEOK, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled thereto as such address
shall appear in the security register maintained by               under the
junior subordinated indenture. Payment of interest on junior subordinated debentures on any interest payment date will be made to the person in whose name the junior subordinated debentures are registered at the close of business on the record date for that interest payment.

   The indenture trustee will act as paying agent with respect to the junior subordinated debentures. ONEOK may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

   All monies paid by ONEOK to a paying agent for the payment of the principal of or interest on the junior subordinated debentures of any series which remain unclaimed at the end of two years after that principal or interest shall have become due and payable will be repaid to ONEOK, and the holder of those junior subordinated debentures may thereafter look only to ONEOK for payment thereof.

Modification

   The junior subordinated indenture contains provisions permitting ONEOK and the indenture trustee, with the consent of the holders of a majority in principal amount of the outstanding junior subordinated debentures of each series affected thereby, to modify the junior subordinated indenture or the rights of the holders of the junior subordinated debentures of that series. ONEOK and the indenture trustee may not, however, modify the junior subordinated indenture, without the consent of the holder of each outstanding junior subordinated debentures affected thereby, so as to:

  . except pursuant to the terms of the junior subordinated indenture, change the stated maturity of the principal of, or any installment of principal of or interest on, any junior subordinated debentures, or reduce the principal amount thereof or the rate of interest, including Additional Interest, thereon or any premium payable upon the redemption thereof, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof or, in the case of redemption, on or after the redemption date, or

  . reduce the percentage of principal amount of the outstanding junior subordinated debentures of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with provisions of the junior subordinated indenture or defaults thereunder and their consequences provided for in the junior subordinated indenture, or

  . modify any of the provisions of the junior subordinated indenture relating to supplemental indentures, waiver of past defaults, or waiver of covenants, except to increase any percentage or to provide that other provisions of the junior subordinated indenture cannot be modified or waived without the consent of the holder of each outstanding junior subordinated debentures affected thereby, or

  . modify the provisions of the junior subordinated indenture with respect to the subordination of the junior subordinated debentures in a manner adverse to such holder.

   In addition, when junior subordinated debentures of a series are held by a ONEOK Trust, the consent of the holders of a majority of the liquidation amount of outstanding preferred securities of that ONEOK Trust is required to modify the junior subordinated indenture in a manner that adversely affects in any material respect the interests of any holder of that ONEOK Trust's preferred securities. In addition, ONEOK and the indenture trustee may execute, without the consent of any holders of junior subordinated debentures, any supplemental indenture for other usual purposes, including the creation of any new series of junior subordinated debentures.

Consolidation, Merger, Conveyance, Transfer or Lease

   ONEOK may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless

  . the corporation or entity formed by such consolidation or into which ONEOK is merged or which acquires by conveyance or transfer, or which leases, the properties and assets of ONEOK substantially as an entirety, is a corporation, partnership or trust that expressly assumes, by supplemental indenture executed and delivered to the indenture trustee, the payment of the principal of and premium, if any, and interest (including Additional Interest) on all the junior subordinated debentures and the performance of every covenant of the junior subordinated indenture on the part of ONEOK to be performed or observed;

  . immediately after giving effect to the transaction, no Junior Subordinated Indenture Event of Default, and no event that, after notice or lapse of time or both, would become a Junior Subordinated Indenture Event of Default, shall have happened and be continuing;

  . ONEOK has delivered to the indenture trustee an officers' certificate and an opinion of counsel, each stating that the transaction complies with the provisions of the junior subordinated indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with; and

  . in the case of junior subordinated debentures issued to a ONEOK Trust, the transaction is permitted under the related preferred securities guarantee and does not give rise to any breach or violation of the related trust agreement or preferred securities.

Information Concerning the Indenture Trustee

   The indenture trustee, except during the continuance of a Junior Subordinated Indenture Event of Default, undertakes to perform, with respect to junior subordinated debentures of a series, only those duties as are specifically set forth in the junior subordinated indenture and, in case a Junior Subordinated Indenture Event of Default has occurred and is continuing, the indenture trustee is required to exercise, with respect to junior subordinated debentures of that series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the indenture trustee is under no obligation to exercise any of the powers vested in it by the junior subordinated indenture at the request of any holder of junior subordinated debentures of any series, unless offered reasonable indemnity by that holder against the costs, expenses and liabilities which might be incurred thereby. The indenture trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

             , the indenture trustee, also serves as property trustee and guarantee trustee. ONEOK and some of its subsidiaries maintain deposit accounts and banking relationships with the indenture trustee.

Governing Law

   The junior subordinated indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

   Set forth below is a summary of information concerning the preferred securities guarantees that will be executed and delivered by ONEOK for the benefit of the holders of preferred securities of the respective ONEOK Trusts. Each preferred securities guarantee will be qualified as an indenture under the
Trust Indenture Act.            will act as indenture trustee under each
preferred securities guarantee for purposes of the Trust Indenture Act. The terms of the preferred securities guarantees will be those set forth therein and those made part thereof by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the preferred securities guarantees, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. Each preferred securities guarantee will be held by the guarantee trustee for the benefit of holders of the preferred securities to which it relates.

General

   Pursuant to each preferred securities guarantee, ONEOK will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the related preferred securities, the Guarantee Payments (as defined below), to the extent not paid by, or on behalf of, the related ONEOK Trust, regardless of any defense, right of set-off or counterclaim that ONEOK may have or assert against any person. The following payments or distributions on the preferred securities of any ONEOK Trust to the extent not paid or made by, or on behalf of, such ONEOK Trust will be subject to the preferred securities guarantee related thereto:

  . any accrued and unpaid distributions required to be paid on the preferred securities of that ONEOK Trust but if and only to the extent that the ONEOK Trust has funds legally and immediately available therefor,

  . the redemption price on any preferred security, which is equal to the liquidation amount of the preferred security plus any accrued and unpaid distributions to the date of redemption, but if and only to the extent that ONEOK Trust has funds legally and immediately available therefor, and

  . upon a liquidation, winding-up or termination of that ONEOK Trust, other than in connection with the distribution of junior subordinated debentures to the holders of trust securities of such ONEOK Trust, the lesser of (A) the aggregate of the liquidation amount and all accrued and unpaid distributions on the preferred securities of that ONEOK Trust to the date of payment, to the extent that ONEOK Trust has funds legally and immediately available therefor, and (B) the amount of assets of that ONEOK Trust remaining available for distribution to holders of preferred securities of that ONEOK Trust in liquidation.

   The foregoing constitute Guarantee Payments. ONEOK's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by ONEOK to the holders of the related preferred securities or by causing the related ONEOK Trust to pay such amounts to those holders.

   Each preferred securities guarantee will be a guarantee of the Guarantee Payments with respect to the related preferred securities from the time of issuance of those preferred securities, but will not apply to the payment of distributions and other payments on those preferred securities when the related ONEOK Trust does not have sufficient funds legally and immediately available to make such distributions or other payments. If ONEOK does not make interest payments on the junior subordinated debentures held by the property trustee under any ONEOK Trust, that ONEOK Trust will not make distributions on its preferred securities.

Subordination

   ONEOK's obligations under each preferred securities guarantee to make the Guarantee Payments will constitute an unsecured obligation of ONEOK and will rank

  . subordinate and junior in right of payment to all other liabilities of ONEOK, except those obligations or liabilities that rank equally or subordinate by their terms,

  . equally with the most senior preferred or preference stock hereafter issued by ONEOK and

  .  senior to all common stock of ONEOK.

   The terms of the preferred securities will provide that each holder of preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the preferred securities guarantee related thereto. ONEOK has outstanding common stock that ranks junior to the preferred securities guarantees.

   Each preferred securities guarantee will constitute a guarantee of payment and not of performance or collection. That means the guaranteed party may institute a legal proceeding directly against the guarantor --in this case, ONEOK-- to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

Amendments and Assignment

   Except for changes that do not materially and adversely affect the rights of holders of the related preferred securities, in which case no consent will be required, each preferred securities guarantee may be amended only with the prior approval of the holders of a majority in liquidation amount of the outstanding related preferred securities. The manner of obtaining any approval of holders will be as set forth in an accompanying prospectus supplement. All guarantees and agreements contained in each preferred securities guarantee will bind the successors, assigns, receivers, trustees and representatives of ONEOK and shall inure to the benefit of the holders of the related preferred securities then outstanding.

Termination

   Each preferred securities guarantee will terminate and be of no further force and effect as to the related preferred securities upon full payment of the redemption price of all of the related preferred securities, upon distribution of junior subordinated debentures to the holders of those preferred securities, or upon full payment of the amounts payable upon liquidation of the related ONEOK Trust. Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred securities must restore payment of any sums paid on those preferred securities or under that preferred securities guarantee.

Events of Default

   An event of default under each preferred securities guarantee will occur upon the failure by ONEOK to perform any of its payment or other obligations thereunder, subject to applicable grace periods. The holders of a majority in liquidation amount of the preferred securities to which any preferred securities guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee under that preferred securities guarantee. Any holder of the related preferred securities may institute a legal proceeding directly against ONEOK to enforce its rights under a preferred securities guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity. The holders of a majority in liquidation amount of preferred securities of any series may, by vote, on behalf of the holders of all the preferred securities of that series, waive any past event of default and its consequences.

Information Concerning the Guarantee Trustee

   The guarantee trustee, prior to the occurrence of any event of default with respect to any preferred securities guarantee and after the curing or waiving of all events of default with respect to that preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in that preferred securities guarantee and, in case an event of default has occurred, is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any preferred securities guarantee at the request of any holder of the related preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The guarantee trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the guarantee trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                       , the guarantee trustee, also serves as property trustee and as indenture trustee. ONEOK and some of its subsidiaries maintain deposit accounts and banking relationships with the guarantee trustee.

Governing Law

   Each preferred securities guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

Agreements as to Expenses and Liabilities

   Pursuant to an agreement as to expenses and liabilities to be entered into by ONEOK under each trust agreement, ONEOK will irrevocably and unconditionally guarantee to each person or entity to whom each ONEOK Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of that ONEOK Trust, other than obligations of that ONEOK Trust to pay to the holders of the related preferred securities or other similar interests in that ONEOK Trust the amounts due such holders pursuant to the terms of such preferred securities or such other similar interests, as the case may be.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES
                    AND THE PREFERRED SECURITIES GUARANTEES

   As long as payments of interest and other payments are made when due on each series of junior subordinated debentures issued to a ONEOK Trust, those payments will be sufficient to cover distributions and payments due on the related trust securities of that ONEOK Trust primarily because

  . the aggregate principal amount of each series of junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the related trust securities;

  . the interest rate and interest and other payment dates on each series of junior subordinated debentures will match the distribution rate and distribution and other payment dates for the related preferred securities;

  . ONEOK is required to pay for all costs and expenses of each ONEOK Trust pursuant to the agreements as to expenses and liabilities; and

  . each trust agreement will provide that the securities trustees thereunder shall not cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

   Payments of distributions, to the extent funds therefor are legally and immediately available, and other payments due on the preferred securities, to the extent funds therefor are legally and immediately available, will be guaranteed by ONEOK as and to the extent set forth under "Description of the Preferred Securities Guarantees." If ONEOK does not make interest payments on any series of junior subordinated debentures, it is not expected that the related ONEOK Trust will have sufficient funds to pay distributions on its preferred securities. Each preferred securities guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the related ONEOK Trust has sufficient funds legally and immediately available for the payment of those distributions.

   If a Junior Subordinated Indenture Event of Default occurs and is continuing with respect to any series of junior subordinated debentures and the indenture trustee fails or the holders of not less than 25% in principal amount of the outstanding junior subordinated debentures of that series fail to declare the principal of all of the junior subordinated debentures of that series to be immediately due and payable, then the holders of at least 25% in liquidation amount of the related preferred securities then outstanding will have the right by written notice to ONEOK and the indenture trustee to declare such principal immediately due and payable. Notwithstanding the foregoing, a holder of preferred securities may institute a legal proceeding directly against ONEOK, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to that holder of principal of or interest on junior subordinated debentures of the related series having a principal amount equal to the aggregate stated liquidation amount of the preferred securities of that holder on or after the due dates specified in the junior subordinated debentures of that series.

   If ONEOK fails to make payments under any preferred securities guarantee, that preferred securities guarantee provides a mechanism whereby the holders of the preferred securities to which that preferred securities guarantee relates may direct the guarantee trustee to enforce its rights thereunder. In addition, any holder of preferred securities may institute a legal proceeding directly against ONEOK to enforce its rights under the related preferred securities guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

   Each preferred securities guarantee, the junior subordinated indenture, the junior subordinated debentures of the related series, the related trust agreement and the related agreement as to expenses and liabilities, as described above, constitute a full and unconditional guarantee by ONEOK of the payments due on the related series of preferred securities.

   Upon any voluntary or involuntary dissolution, winding-up or termination of any ONEOK Trust, unless junior subordinated debentures of the related series are distributed in connection therewith, the holders of preferred securities of that ONEOK Trust will be entitled to receive, out of assets legally available for distribution to holders, a liquidation distribution in cash as described in the applicable prospectus supplement. Upon any voluntary or involuntary liquidation or bankruptcy of ONEOK, the property trustee, as holder of the related series of junior subordinated debentures, would be a subordinated creditor of ONEOK, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest, before any stockholders of ONEOK receive payments or distributions. Because ONEOK is guarantor under each preferred securities guarantee and has agreed to pay for all costs, expenses and liabilities of each ONEOK Trust, other than the trust's obligations to holders of the preferred securities, pursuant to the related agreement as to expenses and liabilities, the positions of a holder of preferred securities and a holder of junior subordinated debentures of the related series relative to other creditors and to stockholders of ONEOK in the event of liquidation or bankruptcy of ONEOK would be substantially the same.

   A default or event of default under any Senior Debt would not constitute a default or Event of Default under the junior subordinated indenture. However, in the event of payment defaults under, or acceleration of, Senior Debt, the subordination provisions of the junior subordinated debentures provide that no payments may be made on the junior subordinated debentures until the Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the junior subordinated debentures of any series would constitute an Event of Default under the junior subordinated indenture with respect to the junior subordinated debentures of that series except that failure to make interest payments on the junior subordinated debentures of that series will not be an Event of Default during an extension period as described in the applicable prospectus supplement.

                                 ERISA MATTERS

   ONEOK and other affiliates of ONEOK and the property trustee and its affiliates may each be considered a "party in interest," within the meaning of the Employee Retirement Income Security Act of 1974, or a "disqualified person," within the meaning of Section 4975 of the Internal Revenue Code with respect to many employee benefit plans that are subject to ERISA or described in Section 4975 of the Code. The purchase of offered securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code, including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code, and with respect to which ONEOK, Inc. or any other affiliate of ONEOK and the property trustee and its affiliates is a service provider, or otherwise is a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such offered securities are acquired under and in accordance with an applicable exemption issued by the U.S. Department of Labor. In addition, ERISA imposes specific requirements on fiduciaries of plans subject to ERISA, namely, that they make prudent investments, diversify investments, make investments in accordance with the terms of the plan documents and in the best interests of plan participants and beneficiaries. In addition, a plan fiduciary considering the purchase of offered securities should be aware that the assets of the trust may be considered "plan assets" for ERISA purposes. Therefore, a plan fiduciary should consider whether the purchase of offered securities could result in a delegation of fiduciary authority to the property trustee, and, if so, whether such a delegation of authority is permissible under the plan's governing instrument or any investment management agreement with the plan. In making this determination, it should be borne in mind that, prior to an event of default under the junior subordinated indenture, the property trustee will have only limited custodial and ministerial authority with respect to trust assets. Any pension or other employee benefit plan proposing to acquire any offered securities should determine that the offered securities are an appropriate investment in light of ERISA's fiduciary standards and consult with its counsel to determine that the investment is not otherwise prohibited under ERISA or the Code.

                              PLAN OF DISTRIBUTION

   ONEOK may sell any series of junior subordinated debt securities and the ONEOK Trusts may sell the preferred securities being offered hereby:

  .  directly to one or more purchasers.

  .  through agents designated from time to time.

  .  through underwriters or dealers or a group of underwriters.

  .  any combination of the foregoing.

The applicable prospectus supplement will set forth the terms of the offering, including the name or names of any underwriters, the purchase price of the offered securities and the proceeds to ONEOK or any ONEOK Trust from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed. If a bidding or auction process is used, it will be described in the applicable prospectus supplement.

   If underwriters are used in the sale, offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   Offered securities may be sold directly by ONEOK or through agents designated by ONEOK from time to time. Any agent involved in the offer or sale of offered securities will be named, and any commissions payable by ONEOK to any agents will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the applicable prospectus supplement, ONEOK will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase offered securities at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement and such prospectus supplement will set forth the commission payable for the solicitation of the contracts.

   Any underwriters, dealers or agents participating in the distribution of offered securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of offered securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with ONEOK to indemnification by ONEOK against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect to contribution. Agents and underwriters may be customers of, engage in transactions with, or perform services for, ONEOK in the ordinary course of business.

   All offered securities will be a new issue of securities with no established trading market. Certain Agents through whom, and underwriters to whom, offered securities are sold by ONEOK for public offering and sale may make a market in the offered securities, but the agents and underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities.

   Affiliates of ONEOK may use this prospectus and the related prospectus supplement in connection with offers and sales of the offered securities in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at negotiated prices related to market prices at the time of sale.

                                 LEGAL MATTERS

   Unless otherwise indicated in the applicable prospectus supplement, certain matters of Delaware law relating to the validity of the preferred securities will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the ONEOK Trusts. The validity of the preferred securities guarantees and the junior subordinated debt securities and certain other matters will be passed upon for ONEOK by Gable & Gotwals, Tulsa, Oklahoma. Any underwriters or agents will be advised about other issues relating to any offering by Jones, Day, Reavis & Pogue, Chicago, Illinois. Jones, Day, Reavis & Pogue will rely on Gable & Gotwals as to matters of Oklahoma law. Jones, Day, Reavis & Pogue from time to time acts as counsel to ONEOK.

                                    EXPERTS

   The consolidated financial statements of ONEOK and its subsidiaries as of August 31, 1998 and 1997, and for each of the years in the three-year period ended August 31, 1998 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Southwest Gas and its subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference in ONEOK's current report on Form 8-K dated April 15, 1999, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and which are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              Preferred Securities

                             ONEOK Capital Trust I

                           % Preferred Trust Securities
                    Fully and Unconditionally Guaranteed by

                                  ONEOK, INC.

                            ----------------------
                             PROSPECTUS SUPPLEMENT

                            ----------------------

                            PaineWebber Incorporated

                            ----------------------

                                         , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The estimated expenses of issuance and distribution, other than underwriting discounts and commissions, to be borne by ONEOK are as follows:

      Securities and Exchange Commission registration fee............. $ 83,400
      Fees of Trustees................................................        *
      New York Stock Exchange listing fee.............................        *
      Printing and engraving..........................................        *
      Rating agency fees..............................................        *
      Fees and expenses of counsel....................................        *
      Blue sky fees and expenses......................................        *
      Fees of accountants.............................................        *
      Miscellaneous...................................................        *
                                                                       --------
                                                                       $      *
                                                                       ========

--------
   *To be completed by amendment

Item 15. Indemnification of Directors and Officers.

   The Company, as an Oklahoma corporation, is empowered by section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise. Article VIII of the By-laws of the Company provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by Oklahoma law as now or hereafter enforced, including the advance of related expenses. If any determination is required under applicable law as to whether a director or officer is entitled to indemnification, such determination shall be made by the Board, by vote of a quorum of disinterested directors, or by independent legal counsel by written opinion or by shareholders.

   The Certificate of Incorporation of the Company provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which would involve intentional misconduct or a knowing violation of law, (3) payment of unlawful dividends or unlawful stock purchases or redemptions, or
(4) any transaction from which the director derived an improper personal benefit.

   Pursuant to Article VIII of the By-laws of the Company, upon authorization and determination (1) by the board of directors by a majority of a quorum consisting of directors who were not parties to the action, suit, or proceeding involved; (2) if such a quorum is not obtainable, or even if obtainable and a quorum of disinterested directors so directs, by independent counsel in a written opinion; or (3) by the stockholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

   Under an insurance policy obtained by the Company, coverage of Company officers and directors against liability for neglect, errors, omissions, or breaches of duty in their capacities as such is provided for both the Company, to the extent that it is obligated to indemnify such officers and directors, and the officers and directors themselves. Such coverage is provided in the amount of $75,000,000, with a retained limit by the Company of $250,000. The insurance company is obligated to pay any loss in excess of the $250,000 retained limit and defense costs from the first dollar, up to the policy limit of $75,000,000. Among the policy exclusions are those which exclude coverage for accounting for profits made within the meaning of Section 16(b) of the Securities Exchange Act of 1934, claims based upon or attributable to directors and officers gaining any personal profit or advantage to which such individuals are not legally entitled, and for any claims brought about or attributable to the dishonesty of an officer or director.

   It is recognized that the above-summarized provisions of the Company's By-laws and the applicable Oklahoma General Corporation Law may be sufficiently broad to indemnify officers, directors, and controlling persons of the Company against liabilities arising under said Act.

   The Company and Western Resources, Inc. ("WRI") have entered into a Registration Rights Agreement which provides for indemnification of the Company's directors, officers, employees and controlling persons, if any, in any offering or sale of shares of common stock, obtainable upon conversion of the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, against any claims (including amounts paid in settlement), or actions or proceedings in respect thereof, arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in such registration statement or prospectus contained therein, or any document incorporated by reference therein, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by WRI or an agent or underwriter thereof expressly for use therein.

Item 16. Exhibits.

     Exhibit
     Number  Description
     ------- -----------
      1.1    Form of Underwriting Agreement relating to Preferred Securities.*

      4.1    Form of Junior Subordinated Indenture among ONEOK, Inc. and
                   , as Trustee.

      4.2    Form of Supplemental Indenture to Junior Subordinated Indenture
             among ONEOK, Inc. and       , as Trustee.

      4.3(a) Form of Certificate of Trust of ONEOK Capital Trust I.

      4.3(b) Form of Certificate of Trust of ONEOK Capital Trust II.

      4.4(a) Form of Trust Agreement of ONEOK Capital Trust I.

      4.4(b) Form of Trust Agreement of ONEOK Capital Trust II.

      4.5    Form of Amended and Restated Trust Agreement (Agreements of ONEOK
             Capital Trust I and ONEOK Capital Trust II will be substantially identical except for names and dates).

      4.6    Form of Preferred Security of ONEOK Capital Trust I and ONEOK
             Capital Trust II (included in Exhibit 4.5 above) (Preferred
             Securities of ONEOK Capital Trust I and ONEOK Capital Trust II will be substantially identical except for names and dates).

      4.7    Form of Junior Subordinated Note (included in Exhibit 4.2 above).

      4.8    Form of Guarantee Agreement between ONEOK, Inc. and       , as
             trustee (Agreements relating to ONEOK Capital Trust I and ONEOK
             Capital Trust II will be substantially identical except for names and dates).

      4.9    Form of Agreement as to Expenses and Liabilities (included in
             Exhibit 4.5 above) (Agreements of ONEOK Capital Trust I and ONEOK
             Capital Trust II will be substantially identical except for names and dates).

      5.1    Opinion of Gable & Gotwals, relating to ONEOK, Inc.*

      5.2(a)   Opinion of Richards, Layton & Finger, P.A., relating to ONEOK
               Capital Trust I.*

      5.2(b)   Opinion of Richards, Layton & Finger, P.A., relating to ONEOK
               Capital Trust II.*

      8.1      Opinion of Gable & Gotwals, counsel to ONEOK, Inc.*

     12.1      Computation of ratio of earnings to fixed charges.*

     12.2 Computation of ratio of earnings to combined fixed charges and preferred stock dividend requirements.*

     23.1      Consent of KPMG LLP.

     23.2      Consent of Arthur Andersen LLP.

     23.3      Consent of Gable & Gotwals (included in Exhibit 5.1 above).*

     23.4      Consent of Richards, Layton & Finger, P.A. (included in Exhibits
               5.2(a) and 5.2(b) above).*

     23.5      Consent of Gable & Gotwals (included in Exhibit 8.1 above).*

     24.1      Powers of Attorney (contained on the signature pages hereof).

     25.1      Form T-1 Statement of Eligibility under the Trust Indenture Act
               of 1939, as amended, of       , as Trustee for the Junior
               Subordinated Indenture.*

     25.2      Form T-1 Statement of Eligibility under the Trust Indenture Act
               of 1939, as amended, of       , as Property Trustee for the
               Amended and Restated Trust Agreement of ONEOK Capital Trust I.*

     25.3      Form T-1 Statement of Eligibility under the Trust Indenture Act
               of 1939, as amended, of       , as Trustee for the Guarantee
               Agreement relating to ONEOK Capital Trust I.*

     25.4      Form T-1 Statement of Eligibility under the Trust Indenture Act
               of 1939, as amended, of       , as Property Trustee for the
               Amended and Restated Trust Agreement of ONEOK Capital Trust II.*

     25.5      Form T-1 Statement of Eligibility under the Trust Indenture Act
               of 1939, as amended, of      , as Trustee for the Guarantee
               Agreement relating to ONEOK Capital Trust II.

--------
   *To be filed by amendment

Item 17. Undertakings.

   (a) Undertaking related to Rule 415 offering:

   The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Undertaking related to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:

     The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Undertaking related to acceleration of effectiveness:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (d) Undertakings related to Rule 430A offering:

     The undersigned registrants hereby undertake that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) Undertaking related to qualification of trust indenture for delayed offerings:

     The undersigned registrants hereby undertake to file applications for the purpose of determining the eligibility of the trustees to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

   (f) Undertaking related to equity offering of nonreporting registrants:

     The undersigned registrants hereby undertake to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant, ONEOK, Inc., an Oklahoma corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 12th day of July, 1999.

                                          ONEOK, Inc.

                                             /s/ James C. Kneale
                                          By: _________________________________
                                             James C. Kneale
                                             Vice President, Treasurer and
                                             Chief Financial Officer

   KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears immediately below constitutes and appoints James C. Kneale and John A. Gaberino, Jr., and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this report, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


             Signature                           Title                    Date
             ---------                           -----                    ----


     /s/ Larry W. Brummett           Chairman of the Board, Chief    July 12, 1999
____________________________________  Executive Officer and
         Larry W. Brummett            Director (Principal
                                      Executive Officer)

         /s/ W. M. Bell              Director                        July 12, 1999
____________________________________
             W. M. Bell

       /s/ D. R. Cummings            Director                        July 12, 1999
____________________________________
           D. R. Cummings

       /s/ B. D. Epperson            Vice President, Controller      July 12, 1999
____________________________________  and Chief Accounting
           B. D. Epperson             Officer (Principal
                                      Accounting Officer)

         /s/ W. L. Ford              Director                        July 12, 1999
____________________________________
             W. L. Ford

        /s/ H. R. Fricke             Director                        July 12, 1999
____________________________________
            H. R. Fricke

         /s/ D. L. Kyle              President, Chief Operating      July 12, 1999
____________________________________  Officer and Director
             D. L. Kyle

         /s/ D. T. Lake              Director                        July 12, 1999
____________________________________
             D. T. Lake

        /s/ B. H. Mackie             Director                        July 12, 1999
____________________________________
            B. H. Mackie

      /s/ James C. Kneale            Vice President, Treasurer       July 12, 1999
____________________________________  and Chief Financial Officer
          James C. Kneale             (Principal Financial
                                      Officer)

        /s/ J. D. Scott              Director                        July 12, 1999
____________________________________
            J. D. Scott

        /s/ S. L. Young              Director                        July 12, 1999
____________________________________
            S. L. Young

     /s/ Edwyna G. Anderson          Director                        July 12, 1999
____________________________________
         Edwyna G. Anderson

     /s/ Douglas Ann Newsom          Director                        July 12, 1999
____________________________________
         Douglas Ann Newsom

       /s/ Gary D. Parker            Director                        July 12, 1999
____________________________________
           Gary D. Parker

   Pursuant to the requirements of the Securities Act of 1933, ONEOK Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 12th day of July, 1999.

                                          ONEOK Capital Trust I

                                          By: ONEOK, Inc.
                                             Depositor

                                             /s/ James C. Kneale
                                          By: _________________________________
                                             Name: James C. Kneale
                                             Title:   Vice President,
                                                   Treasurer and
                                                   Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, ONEOK Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 12th day of July, 1999.

                                          ONEOK Capital Trust II

                                          By: ONEOK, Inc.
                                             Depositor

                                            /s/ James C. Kneale
                                          By: _________________________________
                                             Name: James C. Kneale
                                             Title:   Vice President,
                                                   Treasurer and
                                                   Chief Financial Officer

                                 EXHIBIT INDEX

  Exhibit
  Number   Description
  -------  -----------
  1.1      Form of Underwriting Agreement relating to Preferred
           Securities.*

  4.1      Form of Junior Subordinated Indenture among ONEOK, Inc. and
                 , as Trustee.

  4.2      Form of Supplemental Indenture to Junior Subordinated
           Indenture among ONEOK, Inc. and       , as Trustee.

  4.3(a)   Form of Certificate of Trust of ONEOK Capital Trust I.

  4.3(b)   Form of Certificate of Trust of ONEOK Capital Trust II.

  4.4(a)   Form of Trust Agreement of ONEOK Capital Trust I.

  4.4(b)   Form of Trust Agreement of ONEOK Capital Trust II.

  4.5      Form of Amended and Restated Trust Agreement (Agreements of
           ONEOK Capital Trust I and ONEOK Capital Trust II will be substantially identical except for names and dates).

  4.6      Form of Preferred Security of ONEOK Capital Trust I and ONEOK
           Capital Trust II (included in Exhibit 4.5 above) (Preferred
           Securities of ONEOK Capital Trust I and ONEOK Capital Trust II will be substantially identical except for names and dates).

  4.7 Form of Junior Subordinated Note (included in Exhibit 4.2 above).

  4.8      Form of Guarantee Agreement between ONEOK, Inc. and       , as
           trustee (Agreements relating to ONEOK Capital Trust I and
           ONEOK Capital Trust II will be substantially identical except for names and dates).

  4.9      Form of Agreement as to Expenses and Liabilities (included in
           Exhibit 4.5 above) (Agreements of ONEOK Capital Trust I and
           ONEOK Capital Trust II will be substantially identical except for names and dates).

  5.1      Opinion of Gable & Gotwals, relating to ONEOK, Inc.*

  5.2(a)   Opinion of Richards, Layton & Finger, P.A., relating to ONEOK
           Capital Trust I.*

  5.2(b)   Opinion of Richards, Layton & Finger, P.A., relating to ONEOK
           Capital Trust II.*

  8.1      Opinion of Gable & Gotwals, counsel to ONEOK, Inc.*

 12.1      Computation of ratio of earnings to fixed charges.*

 12.2 Computation of ratio of earnings to combined fixed charges and preferred stock dividend requirements.*

 23.1      Consent of KPMG LLP.

 23.2      Consent of Arthur Andersen LLP.

 23.3      Consent of Gable & Gotwals (included in Exhibit 5.1 above).*

 23.4      Consent of Richards, Layton & Finger, P.A. (included in
           Exhibits 5.2(a) and 5.2(b) above).*

 23.5      Consent of Gable & Gotwals (included in Exhibit 8.1 above).*

 24.1      Powers of Attorney (contained on the signature pages hereof).

 25.1      Form T-1 Statement of Eligibility under the Trust Indenture
           Act of 1939, as amended, of       , as Trustee for the Junior
           Subordinated Indenture.*

 25.2      Form T-1 Statement of Eligibility under the Trust Indenture
           Act of 1939, as amended, of       , as Property Trustee for
           the Amended and Restated Trust Agreement of ONEOK Capital
           Trust I.*

 25.3      Form T-1 Statement of Eligibility under the Trust Indenture
           Act of 1939, as amended, of       , as Trustee for the
           Guarantee Agreement relating to ONEOK Capital Trust I.*

 25.4      Form T-1 Statement of Eligibility under the Trust Indenture
           Act of 1939, as amended, of       , as Property Trustee for
           the Amended and Restated Trust Agreement of ONEOK Capital
           Trust II.*

 25.5      Form T-1 Statement of Eligibility under the Trust Indenture
           Act of 1939, as amended, of      , as Trustee for the
           Guarantee Agreement relating to ONEOK Capital Trust II.